Exhibit 10.1

EXECUTION VERSION

CONFIDENTIAL

STOCK PURCHASE AGREEMENT

BY AND AMONG

HAMMER.COM, LLC,

MERCADOLIBRE, INC.,

DEREMATE.COM DE ARGENTINA S.A.,

DEREMATE.COM CHILE S.A.,

INTERACTIVOS Y DIGITALES MéXICO S.A. DE C.V.,

COMPAÑÍA DE NEGOCIOS INTERACTIVA DE COLOMBIA E.U.,

HISPANOAMERICAN EDUCATIONAL INVESTMENTS BV

AND

S.A. LA NACIÓN

dated

AUGUST 25, 2008

- i -

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER		32
4.1.	Organization	32
4.2.	Authorization; Enforceability	32
4.3.	No Violation of Laws; Consents	32
4.4.	No Pending Litigation or Proceedings	32
4.5.	Brokers, Finders, Etc.	32
4.6.	Investment	32
4.7.	Excluded Businesses	33

ARTICLE V
ACTIONS PRIOR TO CLOSING DATE		33
5.1.	Access to Information	33
5.2.	Notifications	33
5.3.	Consents of Third Parties	33
5.4.	Operations Prior to Closing Date	34
5.5.	Negotiations	36
5.6.	Best Efforts; Further Assurances	36
5.7.	Employees	36

ARTICLE VI
ADDITIONAL AGREEMENTS		37
6.1.	Tax Matters	37
6.2.	Insurance	41
6.3.	No Public Announcement	41
6.4.	Expenses	41
6.5.	Confidentiality	41
6.6.	Restrictive Covenants	41
6.7.	Further Assurances Post-Closing	44
6.8.	Assumption of Contractual Obligations	44
6.9.	Rights of the Companies to Assets in Cuba	44
6.10.	Destruction of Duplicate Databases	45

ARTICLE VII
CONDITIONS TO CLOSING; TERMINATION		45
7.1.	Conditions Precedent to Obligation of Buyer	45
7.2.	Conditions Precedent to Obligation of the Sellers	47
7.3.	Deliveries at the Closing	47
7.4.	Termination	49

ARTICLE VIII
INDEMNIFICATION		51
8.1.	Survival of Representations, Warranties, Covenants and Agreements	51
8.2.	General Indemnification	51
8.3.	Procedures	53
8.4.	Guaranty	55

- ii -

ARTICLE IX
MISCELLANEOUS		55
9.1.	Further Assurances	55
9.2.	Notices	56
9.3.	Assignment; Governing Law	57
9.4.	Amendment and Waiver	58
9.5.	Entire Agreement; No Third Party Beneficiaries	58
9.6.	Disclosure Schedules	59
9.7.	Severability	59
9.8.	Counterparts	59
9.9.	Interest	59
9.10.	Arm’s Length Negotiations	59
9.11.	Waiver of Jury Trial	59

EXHIBIT A	FORM OF NON-COMPETITION AGREEMENT	i

EXHIBIT B	DELIVERABLES FOR CLOSING UNDER LOCAL LAW	ii

EXHIBIT C	PROMISSORY NOTE	iii

EXHIBIT D	FORM OF TRANSITION SERVICES AGREEMENT	iv

EXHIBIT E	FORM OF ARGENTINE COUNSEL OPINION	v

EXHIBIT F	FORM OF DUTCH COUNSEL OPINION	vi

EXHIBIT G	FORM OF NEW YORK COUNSEL OPINION	vii

EXHIBIT H	TRANSFER OF TITLE OF CERTAIN ASSETS	viii

EXHIBIT I	FORMS OF EMPLOYEE TRANSFER DOCUMENTS	ix

- iii -

LIST OF SCHEDULES AND EXHIBITS

Schedule 2.6(a)	–	Estimated Expected Closing Date Working Capital
Schedule 2.7	–	Closing Statement Procedures
Schedule 3.1	–	Organization, Subsidiaries, Jurisdictions
Schedule 3.3(a)	–	Capital Structure
Schedule 3.4	–	Consents
Schedule 3.5	–	Financial Statements
Schedule 3.7	–	No Changes
Schedule 3.8(b)	–	Tax Records
Schedule 3.8(d)	–	Audits; Examination
Schedule 3.8(e)	–	Obligations to indemnify lenders for taxes
Schedule 3.10	–	Litigation
Schedule 3.11(a)	–	Compliance with Laws
Schedule 3.11(b)	–	Permits
Schedule 3.12	–	Labor Matters
Schedule 3.13	–	Intellectual Property
Schedule 3.13(k)	–	Content of Databases
Schedule 3.14(a)	–	Employee Benefit Plans
Schedule 3.14(d)	–	Contributions
Schedule 3.14(f)	–	Employees
Schedule 3.14(g)	–	Obligations under Bonus Plans
Schedule 3.14(h)	–	Severance Obligations
Schedule 3.16	–	Bank Accounts
Schedule 3.17	–	Material Contracts
Schedule 3.17(c)	–	Contractual Obligations Assumed
Schedule 3.19	–	Insurance Policies and Claims
Schedule 3.20	–	Affiliate Transactions
Schedule 3.22	–	Transferred Assets
Schedule 5.3(a)	–	Consents under Contracts
Schedule 5.3(b)	–	Consents under Permits
Schedule 5.4	–	Operations Prior to Closing Date
Schedule 6.9	–	Cuban Assets
Schedule 6.10	–	Cap of Spun-Off Database Elements

Exhibit A	–	Form of Non-Competition Agreement
Exhibit B	–	Deliverables under local law
Exhibit C	–	Promissory Note
Exhibit D	–	Form of Transition Services Agreement
Exhibit E	–	Form of Argentine Counsel Opinion
Exhibit F	–	Form of Dutch Counsel Opinion
Exhibit G	–	Form of NY Counsel Opinion
Exhibit H	–	Transfer of Title of Certain Assets
Exhibit I	–	Forms of Employee Transfer Documents

- iv -

STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of the 25th day of August, 2008, by and among S.A. La Nación, a sociedad anónima organized under the laws of Argentina (“SALN”), Hispanoamerican Educational Investments BV, a corporation organized under the laws of Holland (“HEI”) (SALN and HEI may be herein referred to as a “Seller” and, collectively, the “Sellers”), Hammer.com, LLC, a Delaware limited liability company (the “Buyer”), MercadoLibre, Inc. a Delaware corporation (the “Guarantor”) (but solely with respect to Section 8.4), DeRemate.com de Argentina S.A., a sociedad anónima organized under the laws of Argentina (“DR Argentina”), DeRemate.com Chile S.A., a sociedad anónima organized under the laws of Chile (“DR Chile”), Interactivos y Digitales México S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico (“ID Mexico”) and Compañía de Negocios Interactiva de Colombia E.U., a empresa unipersonal organized under the laws of Colombia (“CNI Colombia” and together with DR Argentina, DR Chile and ID Mexico, collectively, the “Companies” and each individually, a “Company”). The Sellers and the Buyer are referred to collectively herein as the “Parties” and each individually as a “Party.”

WITNESSETH:

A.	The Sellers own 100% of the issued and outstanding shares, including all equity, voting, dividend and economic rights related thereto (the “Shares”) of each of DR Argentina, DR Chile, ID Mexico and CNI Colombia.

B.	On the terms and subject to the conditions set forth in this Agreement, each of the Sellers desires to sell to Buyer, and Buyer desires to purchase from the Sellers, the Shares.

C.	The Guarantor owns, directly or indirectly, and controls, directly or indirectly, 100% of the membership interests of Buyer and will receive substantial and adequate benefit, whether directly or indirectly, from this Agreement and the Ancillary Agreements, as in furtherance of the conduct, promotion or attainment of its business, and therefore, desires to enter into this Agreement and to issue the Promissory Notes to induce the Sellers to enter into this Agreement and the Ancillary Agreements.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, each of the Sellers and Buyer, each intending to be legally bound hereby, agree as set forth below.

ARTICLE I

DEFINITIONS; CONSTRUCTION

1.1. Definitions. As used in this Agreement, the following terms have the meanings specified in this Section 1.1.

“Accounting Mediator” shall mean any of PricewaterhouseCoopers, Ernst & Young or Deloitte, or another internationally recognized auditing firm that is mutually agreed upon by the parties hereto.

“Acquisition Proposal” has the meaning given that term in Section 5.5.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person.

“Agreement” means this Stock Purchase Agreement, as it may be amended from time to time.

“Ancillary Agreements” means the Non-Competition Agreement, the Asset Purchase Agreement, the Transition Services Agreement, the Promissory Note and all other agreements, documents and instruments to be executed by the parties pursuant to this Agreement.

“Annual Financial Statements” has the meaning given that term in Section 3.5.

“Asset Purchase Agreement” means that certain Asset Purchase Agreement of even date herewith, by and among the Buyer, Intangible Assets LLC and Sellers.

“Business” has the meaning given that term in Section 6.6(b).

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

“Business Offerings” has the meaning given that term in Section 3.13.

“Buyer” has the meaning given that term in the preamble to this Agreement.

“Buyer Indemnified Parties” means Buyer, Affiliates of Buyer and the officers, directors, employees, agents and representatives of any of them.

“Buyer’s Knowledge” means the knowledge, after due inquiry, of any of the officers or directors of Buyer.

“Closing” has the meaning given that term in Section 2.3.

“Closing Cash Consideration” has the meaning given that term in Section 2.4.

“Closing Consideration” has the meaning given that term in Section 2.4.

“Closing Date” has the meaning given that term in Section 2.3.

“Closing Date Working Capital” means, as of the Closing Date, (a) the sum of each Company’s current assets net of all provisions and reserves; minus (b) the sum of such Company’s liabilities including, without limitation, all provisions and reserves (other than provisions and reserves for contingent liabilities).

“Closing Statement Adjustment” has the meaning given that term in Section 2.6.

“Company” has the meaning in the recitals to this Agreement.

“Company Employee” means any active employee of any of the Companies. The term “Company Employee” does not include any individual that the Sellers or any Company characterizes as a temporary or leased employee or independent contractor.

“Company Policies” has the meaning given that term in Section 3.19(a).

“Consents” means all of the consents, permits or approvals necessary to convey, assign and transfer the Shares to Buyer or otherwise to consummate the transactions contemplated hereby.

“Contract” means any written or oral agreements, promissory note, indenture, mortgage, financial instrument, leases, licenses, instruments, or other contracts or legally binding contractual commitments to which any Company is a party or by which it is bound, including, without limitation, those Contracts made between the date hereof and the Closing in accordance with the terms and conditions of this Agreement, excluding purchase orders for goods or services issued or received by any Company in the ordinary course of business.

“Contracts Set-Off Right” has the meaning given that term in Section 2.5.

“Debt Obligation” means any Contract evidencing an obligation for Indebtedness (other than the endorsement of negotiable instruments for deposit or collection in the ordinary course of business).

“Defending Party” has the meaning given that term in Section 8.3(f).

“Disclosure Schedules” has the meaning given that term in Section 9.6.

“Employee Benefit Plan” means any written or oral plan, agreement or arrangement involving direct or indirect compensation, including, without limitation, profit-sharing, deferred compensation, bonus, change in control, stock option, share appreciation right, severance, group or individual health, dental, medical, life, welfare, salary continuation, paid time off, supplemental retirement and unemployment benefit plan, program or practice (whether or not insured) and any other employment agreement, post retirement medical or welfare, medical reimbursement, survivor benefit, insurance coverage, bonus, stock purchase, phantom stock, or other forms of incentive compensation or post-retirement compensation, in the case of each of the above that has been maintained, sponsored or contributed to by any Company for the benefit of any director, officer, consultant or employee, whether active or terminated, of any of the Companies (and their beneficiaries), or for which any of the Companies has or have had and any liability or obligation, direct or indirect, contingent or otherwise, including, but not limited to: (A) each agreement with any present or former employee, retiree, director or independent contractor (or their beneficiaries, dependents or spouses) of any Company (I) the benefits of which are contingent, or terms of which are altered, upon the occurrence of a transaction involving such Company of the nature of any of the transactions contemplated by this Agreement, (II) providing any term of employment or compensation guarantee, or (III) providing severance benefits or other benefits after the termination of employment of such person; and (B) each agreement, plan or arrangement, including, without limitation, any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan which has subjected or could subject any Company to any liability or obligation; provided, however, for avoidance of doubt, an “Employee Benefit Plan” excludes any salary or wages paid by the Company to an officer or employee in the normal course of operations of the Company.

“Encumbrance” means any encumbrances mortgage, deed of trust, other deeds to secure debt, pledge, security interest, claim, easement, lien, charge, option, restriction on transfer, conditional sale or other title retention agreement, covenants, licenses, easements, rights of way, defect in title or other encumbrances or restrictions of any nature whatsoever.

“End Date” has the meaning given that term in Section 7.4(a).

“Environment” means navigable waters, waters of the contiguous zone, ocean waters, natural resources, surface waters, ground water, wetlands, drinking water supply, land surface, subsurface strata, ambient air, both inside and outside of buildings and structures, wildlife, aquatic species, and vegetation.

“Environmental Law” means Laws relating to (a) the control of any Hazardous Materials or the protection or restoration of the Environment; and (b) the generation, manufacture, processing, use, handling, treatment, storage, disposal, Release, distribution and transportation of solid, gaseous or liquid wastes, or Hazardous Materials.

“Expenses” means any and all reasonable third party expenses incurred in connection with defending any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals).

“Final Payment Date” has the meaning given that term in Section 2.7(c).

“Financial Statements” has the meaning given that term in Section 3.5.

“Financial Statements Date” means December 31, 2007.

“GAAP” means, with respect to each Company, generally accepted accounting principles in the local jurisdiction in which such Company operates in effect for the relevant time period.

“Governing Documents” means, with respect to any Person who is not a natural Person, the certificate or articles of incorporation, organization or formation, memorandum of association, bylaws, deed of trust, formation or governing agreement and other charter documents or organizational or governing documents or instruments of such Person.

“Governmental Body” means any court or government (federal, state, local, foreign or provincial) or any political subdivision thereof, including without limitation, any department, commission, board, bureau, agency or other regulatory, administrative or governmental authority or instrumentality.

“Hazardous Materials” means (a) any regulated radioactive materials, and asbestos that is friable; (b) any petroleum or petroleum-derived substance, including oil and waste oil; and (c) any chemicals, materials or substances classified as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous substances,” “toxic substances,” “solid waste,” “pollutant,” “contaminant,” or any other words of similar meaning under any applicable Environmental Law.

“Income Tax” means any Tax on net or gross income, profits or receipts imposed by any Governmental Body.

“Indebtedness” means (i) any indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any liabilities or obligations for the deferred purchase price of property or services with respect to which any Company is liable, contingently or otherwise, as obligor or otherwise, (iv) any commitment by which any Company assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by any Company (including guarantees in the form of an agreement to repurchase or reimburse), (vi) any liabilities or obligations under capitalized leases with respect to which any Company is liable, contingently or otherwise, as obligor, guarantor or otherwise or with respect to which obligations any Company assures a creditor against loss, (vii) any indebtedness or liabilities secured by an Encumbrance on any Company’s assets, and (viii) any amounts owed by any Company to any Person under any non-competition, consulting or deferred compensation arrangements.

“Indemnified Party” has the meaning given that term in Section 8.3(a).

“Indemnified Party Claim” has the meaning given that term in Section 8.3(a).

“Indemnified Party Claim Notice” has the meaning given that term in Section 8.3(a).

“Indemnifying Party” has the meaning given that term in Section 8.3(a).

“Indemnifying Party Defense Notice” has the meaning given that term in Section 8.3(c).

“Intellectual Property” has the meaning given that term in Section 3.13.

“Intellectual Property Rights” has the meaning given that term in Section 3.13.

“Law” means any applicable statute, law, ordinance, rule, regulation, order, injunction, judgment or decree enacted, adopted, issued or promulgated by any Governmental Body.

“Leases” means all leases, subleases, concessions and other agreements pursuant to which any of the Companies holds any leased real property, including, the right to all security deposits and other amounts and instruments deposited by or on behalf of such Company thereunder.

“Litigation” means any claim, action, suit, investigations, arbitration, mediation, informal objections, complaint or proceeding of any nature or kind whatsoever, whether civil, criminal or administrative, at law or in equity, by or before any Governmental Body, mediator or arbitrator.

“Losses” means, without duplication, any and all losses, costs, liabilities, settlement payments, fines, penalties, damages, Expenses or other charges incurred or required to be paid.

“Material Adverse Effect” means a material adverse effect on the business, results of operation or financial condition of any of the Companies, individually or taken as a whole, provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Material Adverse Effect: any facts, circumstances, events, changes, effects or occurrences (i) resulting from or relating to the identity of Buyer or any of its affiliates as the Buyer of the Companies or the announcement of or execution of this Agreement or the pendency of or consummation of the transactions contemplated by this Agreement, including any loss or threatened loss of or adverse change or threatened adverse change, in each case resulting therefrom, in the relationships of the Companies with their respective customers, suppliers, employees, or others, (ii) relating to generally applicable economic conditions (including the state of the financial, debt, credit or securities markets) or the industries in which any of the Companies operate in general; (iii) resulting from or relating to the failure of any of the Companies to meet internal or public projections, forecasts or estimates (provided that the underlying causes of such changes or failures may be considered in determining whether there is a Material Adverse Effect unless otherwise provided in this definition); (iv) resulting from or relating to any weather related event (provided that if the foregoing results in the destruction of a material amount of the facilities used or usable in the operations of any of the Companies, that destruction may be considered in determining whether there is a Material Adverse Effect); or (v) resulting from or relating to compliance with the terms of this Agreement or actions of any of the Companies or any of such Company’s Affiliates which Buyer has expressly requested or to which Buyer has expressly consented.

“Material Contracts” has the meaning given that term in Section 3.17(a).

“Non-Competition Agreement” means a non-competition agreement, by and between the Buyer and each of the Sellers and their shareholders, directors and officers, substantially in the form of Exhibit A.

“Objections” has the meaning given that term in Section 2.7(a).

“Online Classified Advertisements” has the meaning given that term in Section 6.6.

“Online Transactional Platforms” has the meaning given that term in Section 6.6.

“Party” means each of the Sellers and Buyer.

“Payment Platforms” has the meaning given that term in Section 6.6.

“Permits” has the meaning given that term in Section 3.11(b).

“Permitted Activity” means each of the following activities: (a) the operation of vertical real estate online platforms by the Sellers (without changing the business lines of such platforms as of the date hereof) and which relate to listings of real estate for the purchase, sale, rental and leasing of the same, where potential buyers can obtain contact information for sellers and/or lessors of real estate; provided, however, that this Permitted Activity shall not (x) include the offer of any goods and/or services whatsoever (other than real estate itself), including, without limitation, any goods and/or services relating to real estate, or (y) enable any users to actually complete any purchases, sales, leases, subleases or similar transactions on such platform; (b) the operation of dating online platforms by the Sellers (without changing the business lines of such platforms as of the date hereof) and relating to dating services, where users provide data and information about themselves for purposes of meeting other users; provided, however, that this Permitted Activity shall not (x) include the offer of any goods or services, including, without limitation, any goods or services relating to dating, or (y) enable any users to complete any purchases, sales, leases or similar transactions with respect to any goods or services on such platform; (c) the operation of certain vertical recruitment online platforms by the Sellers (without changing the business lines of such platforms as of the date hereof) and relating to employment, where potential employers or recruitment agencies can post job offer listings and job seekers can post their resumes and credentials; provided, however, that this Permitted Activity shall not (x) include the offer of any goods or services (other than the actual job offers and resumes posted by users, recruiting services, resume preparing services, employment consulting services, coaching services or educational services), or (y) enable any users to complete any transactions on such platform other than for (1) employer users to contact potential candidates or recruiting agencies (representing potential candidates), (2) employee users to contact potential employers or recruiting agencies representing potential employers and (3) the purchase of recruiting services, resume preparing services, employment consulting services, coaching services or educational services; (d) the operation of certain vertical vehicle online platforms by the Sellers (without changing the business lines of such platforms as of the date hereof) and relating to listings for the purchase, sale and leasing of registrable automobiles, trucks, motor homes, vessels and motorcycles (collectively, “Registrable Vehicles”), where potential buyers can obtain contact information from sellers or lessors of Registrable Vehicles; provided, however, that this Permitted Activity shall not (x) include the offer of any goods or services whatsoever (other than the offer and sale of Registrable Vehicles) including, without limitation, the offer or sale of any goods or services relating to Registrable Vehicles such as parts, services, repair or maintenance services relating to any Registrable Vehicle, or (y) enable any users to actually complete such purchases, sales, and leases of Registrable Vehicles through or on such platform; and (e) the sale to third parties of Internet advertisement space commonly sold on the Internet on the websites contemplated in this definition; provided, however that this Permitted Activity shall not (x) enable any users to actually complete, on any page or other resource of any website described in this definition, any purchases, sales, leases or similar transactions with respect to any goods or services advertised on any page or other resource of any website described in this definition or (y) exceed in the aggregate 25% of the display area of any page of any website or Permitted Activity described in this definition.

“Permitted Encumbrances” means (a) liens for Taxes and other governmental charges and assessments that are not yet due and payable, or that are being contested in good faith, (b) liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and repairmen and other similar liens arising in the ordinary course of business for sums not yet due and payable (provided that Buyer’s title company agrees to insure over any such exception raised in the title commitment pertaining to such liens), (c) liens securing obligations reflected in the Financial Statements, (d) purchase money security interests, and (e) easements, rights of way, building and use restrictions, exceptions, reservations and other non-monetary encumbrances on the leased real property of any Company that appear in the public real property records and that do not in any material respect adversely affect, impair or interfere with the operations of such Company.

“Person” means and includes a natural person, a corporation, an association, a partnership, a limited liability company, a trust, a joint venture, an unincorporated organization or a Governmental Body.

“Pre-Closing Period” has the meaning given that term in Section 3.8(c).

“Prime Rate” means, as of any date specified in this Agreement, the U.S. prime rate published in The Wall Street Journal.

“Proceedings” has the meaning given that term in Section 8.2(a).

“Promissory Notes” has the meaning given that term in Section 2.4.

“Purchase Price” has the meaning given that term in Section 2.2.

“Recoverable Loss” means any Losses caused by, resulting from or arising out of any single act, omission, event or circumstance (or series of related acts, omissions, events or circumstances).

“Reference Rate” means the Prime Rate plus 125 basis points.

“Related Party” means (i) any Affiliate of a Party or (ii) any officer or director of a Party or of any Person identified in clause (i) preceding.

“Release” means the release, deposit, disposal or leakage of any Hazardous Material at, into, upon, affecting or under any land, water, ground water, or air, or otherwise into the Environment, including, without limitation, by means of burial, disposal, discharge, emission, injection, spillage, leaching, dumping, pumping, pouring, escaping, emptying, placement and the like, whether intentional or unintentional.

“Restricted Period” has the meaning given that term in Section 6.6(b).

“Schedule(s)” means Disclosure Schedule(s).

“Securities Act” has the meaning given that term in Section 4.6.

“Sellers” has the meaning given that term in the preamble to this Agreement.

“Seller Indemnified Parties” means the Sellers, any Affiliates of the Sellers, and the officers, directors, employees, agents and representatives of any of them.

“Sellers’ Knowledge” means the knowledge, after due inquiry, of any of the officers or directors of any of the Companies or any of the Sellers.

“Seller Set-Off Right” has the meaning given that term in Section 2.5.

“Shares” has the meaning given that term in the Recitals hereto.

“Share Transfer” has the meaning given that term in Section 2.1.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other entity of which such Person owns, directly or indirectly, more than 50% of the outstanding voting securities or equity interests.

“Tax” means taxes of any kind, levies or other like assessments, customs, duties, imposts, contributions, charges, surcharges or fees (including tasas), including income, minimum income (including ganancia mínima presunta), gross receipts or turnover (including ingresos brutos), ad valorem, value added, excise, real or personal property, asset, stamp, credit and debit, financial transaction, mandatory savings (including ahorro forzoso), sales, use, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed by or payable to any Governmental Body within any jurisdiction and including any interest, penalties, fines, additions to tax or other additional amounts with respect thereto.

“Tax Matters” has the meaning given that term in Section 6.1(c).

“Tax Return” means any return, declaration, form, report, claim for refund, or information return or statement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” has the meaning given that term in Section 6.6(b).

“Transition Services Agreement” means that certain Transition Services Agreement to be dated as of the Closing Date, among Buyer and the Sellers in the form of Exhibit D attached hereto.

“Transfer Taxes” has the meaning given that term in Section 6.1(f).

“Working Capital Set-Off Right” has the meaning given that term in Section 2.5.

1.2. Construction.

(a) Unless the context otherwise requires, as used in this Agreement: (i) an accounting term not otherwise defined herein has the meaning ascribed to it in accordance with GAAP; (ii) “or” is not exclusive; (iii) “including” and its variants mean “including, without limitation” and its variants; (iv) words defined in the singular have the parallel meaning in the plural and vice versa; (v) words of one gender shall be construed to apply to each gender; (vi) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; and (vii) the terms “Article”, “Section”, “Exhibit” and “Schedule” refer to the specified Article, Section, Exhibit or Schedule of or to this Agreement.

(b) A reference to any Person includes such Person’s successors and permitted assigns.

(c) Any reference to “days” means calendar days unless Business Days are expressly specified.

(d) The Disclosure Schedules and Exhibits to this Agreement are incorporated herein by reference and made a part hereof for all purposes.

(e) Any references to “dollars” or “$” means dollars of the United States of America, unless expressly specified otherwise.

(f) The Sellers and Buyer, each represented by legal counsel, have each participated in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE II

THE TRANSACTION

2.1. Sale and Purchase of Shares. Upon the terms and subject to the conditions of this Agreement and in consideration of the Purchase Price, at the Closing, the Sellers shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase, accept and take delivery of all of the Shares, which represent 100% of the capital stock of each of the Companies (such sale, assignment, transfer and delivery, the “Share Transfer”). Buyer shall take delivery directly of 95% of the Shares of DR Argentina and the Person to be designated by Buyer at the Closing shall take delivery of the remaining 5% of the Shares of DR Argentina. Buyer shall take delivery directly of all of the Shares of DR Chile except for one (1) Share of DR Chile and the Person to be designated by Buyer at the Closing shall take delivery of one (1) Share of DR Chile. Buyer shall take delivery directly of all of the Shares of ID Mexico except for one (1) Share of ID Mexico and the Person to be designated by Buyer at the Closing shall take delivery of one (1) Share of ID Mexico. The certificates representing the Shares shall be duly endorsed, or accompanied by stock powers duly endorsed, by the Sellers for transfer to Buyer. The Shares shall be transferred free and clear of all Encumbrances.

2.2. Purchase Price. Subject to Section 2.5, the aggregate purchase price for the Shares shall be US$37,600,000 (the “Purchase Price”) corresponding to: (a) US$31,800,000 in connection with DR Argentina; (b) US$4,200,000 in connection with DR Chile; (c) US$1,000,000 in connection with CNI Colombia; and (d) US$600,000 in connection with ID Mexico. The Purchase Price shall be paid as provided under Section 2.4.

2.3. Closing. Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Section 7.4, and subject to the satisfaction or waiver of all of the conditions set forth in Article VII, the closing of the Share Transfer (the “Closing”) shall take place at 10:00 A.M., Miami, Florida time, at the offices of Hunton & Williams LLP, 1111 Brickell Avenue, Miami, Florida 33131, as soon as practicable following satisfaction or waiver of the conditions set forth in Article VII hereof, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions, or at such other date, time or place as the Parties shall agree in writing, but in any event no later than September 15, 2008 (the “Closing Date”), unless such Closing Date is extended by mutual written agreement of the Parties. The Closing shall be effective as of 12:01 a.m. on the Closing Date.

2.4. Payment. Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall pay the Purchase Price as follows:

(a) US$19,600,000 in cash (the “Closing Cash Consideration”) by wire transfer of immediately available funds to an account designated by the Sellers in writing at least one (1) Business Day prior to the Closing;

(b) The remaining portion of the Purchase Price shall be payable in the form of eight (8) promissory notes, in substantially the forms attached as Exhibit C hereto, eight (8) of which shall be in a principal amount equal to US$1,000,000, one (1) of which shall be in a principal amount equal to US$6,000,000 and one (1) of which shall be in a principal amount equal to US$4,000,000, for an aggregate principal amount equal to US$18,000,000, in each case issued by the Guarantor for the benefit of the Sellers (collectively, the “Promissory Notes” and, individually, each a “Promissory Note” and together with the Closing Cash Consideration, the “Closing Consideration”) to be payable at the times and under the terms and conditions specified in each such Promissory Note.

2.5. Certain Set-Off Rights Under Certain Promissory Notes.

(a) Buyer shall have the right to cause the Guarantor to set off an amount of up to Four Million Dollars (US$4,000,000) of the Promissory Note of same amount (the “Seller Set-Off Right”) in order to secure indemnification obligations of the Sellers pursuant to Article VIII and/or pursuant the Asset Purchase Agreement. The Seller Set-Off Right shall be exercisable pursuant and subject to the terms of such Promissory Note for the amount of any claims by Buyer for indemnification pursuant to and subject to the provisions of Article VIII and/or the Asset Purchase Agreement outstanding and unpaid as of the maturity date of such Promissory Note, if any. To the extent not all of the amounts payable under such Promissory Note are paid to Sellers on the maturity date of such Promissory Note because of the existence of outstanding and unpaid indemnification claims as set forth above, such remaining amounts will be paid to Sellers or retained by the Guarantor, as applicable, immediately upon the final resolution of such pending claims, except as otherwise may be provided in such Promissory Note.

(b) Buyer shall have the right to cause the Guarantor to set off an aggregate amount of up to Eight Million Dollars (US$8,000,000) of eight of the Promissory Notes of US$1,000,000 (the “Contracts Set-Off Right” and the “Working Capital Set-Off Right”), in order to secure the reimbursement and/or payment obligations of the Sellers pursuant to Section 2.6, Section 2.7 of this Agreement (with respect to the Working Capital Set-Off Right) and/or Section 6.8 of this Agreement (with respect to the Contracts Set-Off Right). The Working Capital Set-Off Right shall be exercisable pursuant and subject to the terms of such Promissory Notes for the amount of the Closing Statement Adjustment in favor of Buyer, if any. The Contracts Set-Off

Right shall be exercisable pursuant and subject to the terms of such Promissory Notes for the amount of any requests by Buyer for reimbursement of obligations of the Sellers pursuant to Section 6.8 outstanding and unpaid as of certain dates specified in such Promissory Notes. To the extent not all of the amounts payable under the Promissory Notes are paid to Sellers on the maturity date of the Promissory Notes because of the existence of outstanding and unpaid claims or unresolved Objections as set forth in Section 2.7, such remaining amounts will be paid to Sellers or retained by the Guarantor (on behalf of the Buyer), as applicable, immediately upon the final resolution of such pending claims or unresolved Objections, except as otherwise may be provided in such Promissory Notes.

2.6. Closing Statement Adjustment.

(a) After the Closing, a payment shall be made based on the final determination of the Closing Date Working Capital corresponding to each Company, in accordance with Section 2.7. If, in any Company, the Closing Date Working Capital is greater than zero, the Buyer will pay the difference to Sellers in accordance with Section 2.7; and if, in any Company, the Closing Date Working Capital is less than zero, the Guarantor shall exercise the Working Capital Set-Off Right in accordance with Section 2.5 and Section 2.7, and if such amount is not sufficient to cover the obligations of the Sellers under this Section 2.6, Sellers will pay the shortfall to the Buyer in accordance with Section 2.7. The amount to be paid as provided in this Section 2.6 is referred to as the “Closing Statement Adjustment.” The Closing Date Working Capital estimated by the Sellers is set forth on Schedule 2.6(a) hereto. Schedule 2.6(a) sets forth: (i) the calculation of the Closing Date Working Capital estimated by the Sellers, and (ii) all provisions and contingencies that are not considered in the Closing Date Working Capital calculation. All line items of the balance sheet of each of the Companies are included in Schedule 2.6(a), either in part (i) for the calculation of the Closing Date Working Capital, or in part (ii) in order to disclose which line items of such balance sheet are not considered in the Closing Date Working Capital calculation.

(b) At their sole cost and expense, Sellers shall cause all Debt Obligations of the Companies, other than Debt Obligations set forth on the calculation of Closing Date Working Capital in Schedule 2.6(a), to be repaid in full or canceled prior to or at Closing.

2.7. Procedures for Calculating and Paying the Closing Statement Adjustment.

(a) Calculation. As soon as practicable after the Closing Date, but in no event earlier than the 30th day after the Closing Date or later than the 60th day after the Closing Date, Buyer shall prepare or caused to be prepared, in collaboration with the Sellers, in accordance with the criteria and line items provided in Schedule 2.7, and shall deliver to Sellers a written calculation of the Closing Date Working Capital with reasonable specificity. If any of the Sellers shall have any objections to Buyer’s calculation of the Closing Date Working Capital, such Party shall provide notice to the Buyer (a “Dispute Notice”) no later than fifteen (15) Business Days after Buyer’s delivery of the Closing Date Working Capital calculation, setting forth with reasonable specificity its objections (the “Objections”). Thereafter, Buyer and Sellers shall endeavor in good faith, for a period not to exceed fifteen (15) Business Days from the date of delivery of the Dispute Notice, to resolve the Objections.

(b) Dispute Resolution. If at the end of the fifteen (15) Business Day period there are any unresolved Objections, Sellers and Buyer shall submit the calculation and resolution of such unresolved Objections to an Accounting Mediator. The Accounting Mediator shall be instructed to resolve the Objections and such resolution shall be (i) set forth in writing and signed by the Accounting Mediator, (ii) delivered to Buyer and Sellers as soon as practicable after the Objections are submitted to the Accounting Mediator but not later than the 30th day after such submission, (iii) made in accordance with this Agreement, and (iv) conclusive and binding on the Parties on the date of delivery of such resolution. The Accounting Mediator shall only be authorized on any one issue to decide in favor of and choose the position of either of the Parties or to decide upon a compromise position between the ranges presented by the Parties to the Accounting Mediator. The Accounting Mediator shall base its decision solely upon the presentations of the Parties to the Accounting Mediator at a hearing held before the Accounting Mediator and upon any materials made available by either Party and not upon independent review. The costs and fees of the Accounting Mediator, but not the preparation and attorneys’ fees of the other Party, shall be borne by each Party in inverse proportion to the extent to which the Accounting Mediator decides in favor of such Party.

(c) Payment. Payment of the Closing Statement Adjustment shall be made by Buyer or Sellers, as the case may be, to the other Party in United States dollars, (i) in the case of the Buyer by wire transfer of immediately available funds to the Sellers to the wire transfer address that the Seller designates in writing, in each case on the fifth (5th) Business Day following the date on which the period for Objections has expired, or, if any Objections are asserted, on the fifth Business Day following the date on which the procedures for resolution of the Objections as set forth in this Section 2.7 have been resolved in favor of Sellers, and (ii) and in the case of the Sellers by exercising the Working Capital Set-Off Right as provided in the relevant Promissory Notes, in each case on the fifth (5th) Business Day following the date on which the period for Objections has expired or, if any Objections are asserted, on the fifth Business Day following the date on which the procedures for resolution of the Objections as set forth in this Section 2.7 have been resolved in favor of Buyer (the “Final Payment Date”); provided, however, that any portion of the Closing Statement Adjustment that is not the subject of an Objection shall be paid on the fifth (5th) Business Day following the date on which any Party presents its Objections to the other Party, regardless of the pendency of any Objections; provided, further, that if the Working Capital Set-Off Right is not sufficient to fulfill the obligations of the Sellers under this Section 2.7, Sellers shall pay the difference between the amount of the Working Capital Set-Off Right and the actual obligations of the Sellers under this Section 2.7 to Buyer on demand by wire transfer of immediately available funds as a single payment in United States dollars to the account in the United States of one of the Companies, as designated by Buyer, with the exchange rate used to calculate the United States dollar amount being the exchange rate as of the date of such payment.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers, jointly and severally, hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as to itself and as to each Company and each of the Subsidiaries of each Company, as follows:

3.1. Organization and Authority. Each of the Sellers and each of the Companies is a corporation or a limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all corporate power and authority to own, operate or lease its properties and carry on its business as now conducted. Each of the Sellers and each of the Companies is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned, operated or leased by it or the nature of the activities conducted by it make such qualification and good standing necessary. Schedule 3.1 sets forth a list of all jurisdictions in which it is currently qualified to do business, as well as a true and correct organizational chart of each of the Companies as of the date hereof, setting forth the capitalization of each Company. No Company owns any equity interests in any Person. HEI is a company duly registered with the Public Registry of Commerce of the City of Buenos Aires (“IGJ”) pursuant to Section 123 of Law 19,550 of Argentina, as amended, and has fully and timely complied with Law 19,550 of Argentina and any regulation issued by IGJ, including all registrations required under IGJ regulations 7/2003 and 7/2005. DR Argentina has complied with any registrations and filings with the IGJ required under Law 19,550 of Argentina and the IGJ regulations.

3.2. Authorization; Enforceability. This Agreement has been duly executed and delivered by and constitutes the legal, valid and binding obligation of each of the Sellers and each of the Companies, enforceable against each of the Sellers and each of the Companies in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other Laws of general application relating to or affecting creditors’ rights and to general equity principles. No other action or proceeding on the part of the Sellers or the Companies is necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. The execution, delivery and performance by each of the Sellers and each of the Companies of this Agreement, all documents and instruments to be executed by them pursuant to this Agreement and the consummation of the transactions contemplated hereby are within each of the Sellers’ and each of the Companies’ corporate powers and have been duly and validly authorized by all necessary corporate proceedings on the part of each of the Sellers and each of the Companies, as applicable.

3.3. Capitalization; Transfer.

(a) Capitalization. The Shares constitute all of the issued and outstanding shares of capital stock of each of the Companies. The authorized capital stock of each of the Companies and the number of shares of capital stock issued and outstanding of each of the Companies are listed on Schedule 3.3(a). The Sellers are the record and beneficial owners of the Shares, free and clear of any and all Encumbrances. All of such outstanding Shares have been duly authorized and validly issued and are fully paid and non-assessable. Immediately after the Closing, the Sellers will not be a party to or bound by and will not have any options, calls, Contracts or rights of any character (including conversion or preemptive rights) relating to any issued or unissued securities of or interests in any of the Companies or any other debt or equity security issued or to be issued by any of the Companies. None of the Companies has any outstanding options, warrants, irrevocable capital contributions (except as set forth on Schedule 3.3(a), for which any Losses relating to the same shall remain the responsibility of the Sellers pursuant to Article VIII), rights or subscriptions, or has entered into or incurred any other binding commitment or obligation which remains enforceable to issue or sell any shares of such Company’s capital stock, or any securities or obligations convertible into or exchangeable for any shares of such Company’s capital stock, or has granted to any Person any right which remains enforceable to subscribe for or acquire from such Company any shares of such Company’s capital stock, and no such securities, obligations or rights are outstanding.

(b) Transfer of Title. Upon delivery to Buyer of the Shares, Buyer will acquire title to all of the Shares, free and clear of any and all Encumbrances. The stock powers, endorsements (if applicable), assignments and other instruments to be executed and delivered by the Sellers to Buyer at the Closing will be valid and binding obligations of the Sellers, enforceable in accordance with their respective terms, and, together with any stock certificates with respect to the Shares to be delivered by the Sellers to Buyer at the Closing, will vest in Buyer good, valid and marketable title to the Shares free and clear of all Encumbrances and restrictions on transfer.

(c) Voting Trusts. There are no shareholders’ agreements, voting trusts or other agreements or understandings to which the Sellers or any Company is a party with respect to the voting of the capital stock of such Company.

(d) Shares in Subsidiaries. Each of the Sellers hereby represents to the Buyer that none of the Companies has any interests in Subsidiaries.

3.4. No Violation of Laws or Agreements; Consents. Except as set forth on Schedule 3.4 (for which any Losses relating to the same shall remain the responsibility of the Sellers pursuant to Article VIII), neither the execution, delivery and performance by the Sellers or any of the Companies, if applicable, of this Agreement, and the Ancillary Agreements, the consummation of the transactions contemplated hereby and thereby, nor the compliance with or fulfillment of the terms, conditions or provisions hereof by the Sellers or any of the Companies:

(i) violates, conflicts with, or results in a breach of, any provision of the Governing Documents of any Company or the Sellers;

(ii) either alone or with or without the giving of notice or the passage of time or both, conflicts with, breaches, constitutes a default or an event of default under any of the terms of, results in the termination of, accelerates the maturity of, or creates any Encumbrance on the Shares or any asset or property of any Company, including without limitation any Contract or Permit material to the transactions contemplated hereby or to the full operation of the business of each of the Companies as currently conducted by each such Company and to which any Company is a party or by which any Company or the Sellers may be bound relating to the Shares or any asset or property used or usable by such Company;

(iii) requires the Consents of any third party;

(iv) violates any Law to which any of the Companies is subject or by which any asset of any of the Companies is bound or affected, or otherwise requires consents, approvals, authorizations, registrations or filings by, or with, a Governmental Body; or

(v) will result in the creation of any Encumbrance on the Shares or any asset or property used or usable by any of the Companies.

3.5. Financial Statements. The audited financial statements (including an income statement, balance sheet, statement of cash flows and statement of changes in shareholders’ equity and the notes thereto) of DR Argentina as of and for the year ended December 31, 2007, and the unaudited financial statements of DR Chile, ID Mexico and CNI Colombia (including, in the case of ID Mexico, a balance sheet, income statement, statement of cash flows and statement of changes in shareholders’ equity and the notes thereto; in the case of DR Chile, a trial balance sheet prepared for tax purposes; and in the case of CNI Colombia, a balance sheet and income statement) as of and for the year ended December 31, 2007 and other unaudited financial information at and as of December 31, 2007 (collectively, the “Annual Financial Statements”) and the management reports of each of the Companies, which include unaudited interim financial statements of each of the Companies as of and for the six months ended June 30, 2008 (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) have been delivered to Buyer and are attached hereto as Schedule 3.5. The Financial Statements (i) with respect to the Annual Financial Statements, have been prepared in accordance with GAAP, as applied by each Company on a consistent basis throughout the indicated period, (ii) with respect to the Interim Financial Statements, have been prepared substantially in accordance with GAAP, as applied by each Company on a consistent basis throughout the indicated period, (iii) include all business units, assets (provided that some of such business units and assets referred to therein shall be spun off as detailed in Schedule 3.7) and results of each of the Companies and (iv) present fairly in all material respects the financial condition and results of operation of each of the Companies at the dates and for the relevant periods indicated. Schedule 3.5 also sets forth the following performance metrics of the Companies for each month from January of 2007 through July 2008: (x) new confirmed registered users; (y) successful items; and (z) gross merchandise volume (excluding vehicles, real estate and services) (collectively, the “Metrics”), in each case for each of DR Argentina, DR Chile, ID Mexico and CNI Colombia. The Metrics are true, correct and complete.

3.6. Absence of Undisclosed Liabilities. There exist no liabilities, whether absolute or contingent, of any of the Companies or related to any of the Companies which would be required to be reflected, reserved for or disclosed in a combined balance sheet of such Company prepared as of the date of this Agreement in accordance with GAAP and in a manner consistent with such Company’s balance sheet at December 31, 2007, other than (i) liabilities that are reflected, reserved for or disclosed in the Financial Statements, (ii) non-material liabilities incurred in the ordinary course of business since the Financial Statements Date (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law, or individually or in the aggregate, have an adverse effect on such Company, or the property and assets of such Company), or (iii) liabilities for items disclosed on the Schedules hereto.

3.7. No Changes. Except as contemplated by this Agreement, since the Financial Statements Date, (i) each of the Companies has conducted its business only in the ordinary course consistent with past practice, and (ii) without limiting the generality of the foregoing, neither the Sellers nor any of the Companies has taken any action that could reasonably be expected to have a Material Adverse Effect or otherwise done any of the following, except as set forth on Schedule 3.7 (for which any Losses relating to the same shall remain the responsibility of the Sellers pursuant to Article VIII):

(a) any event or occurrence which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect;

(b) any increase in the salary, wage, bonus or benefits payable by any of the Companies to any employee of such Company, except in the ordinary course of business and consistent with past business practices or as required by employment or retention contracts or entered into, adopted, amended or terminated any material employment agreement;

(c) any change in any method of accounting of any of the Companies, other than as required by GAAP;

(d) any sale, pledge, assignment, lease or other disposition of any property or assets of any of the Companies (other than in the ordinary course of business consistent with past practice) other than for fair value to parties that are not Affiliates of such Company;

(e) any issuance, sale, or disposition of capital stock or any other securities or grant of any options, warrants or other rights to subscribe for or purchase any capital stock or any other securities of any of the Companies;

(f) entered into any Material Contract (including without limitation, any arrangement with any Governmental Body) that has not been disclosed on Schedule 3.17 to which any of the Companies is a party or any amendment, cancellation or termination of any Material Contract to which any of the Companies is a party, including without limitation any Material Contract with any Governmental Body or taken, or failed to take, any action that constitutes a material breach or default under any Material Contract to which any of the Companies is party;

(g) sold, assigned or granted any license or sublicense of any rights under or with respect to, or taken any action that could reasonably be expected to result in the loss, lapse or abandonment of, or failed to take any action necessary to maintain, protect and enforce, any of its Intellectual Property and Intellectual Property Rights;

(h) any write-offs, write-downs or write-ups of the value of any of the inventory or other assets of any of the Companies outside the ordinary course of business;

(i) suffered any extraordinary loss, theft, damage, destruction or casualty loss or waived any rights of material value, in excess of Forty Thousand Dollars (US$40,000), to the assets of any of the Companies, whether or not covered by insurance or suffered any substantial destruction of any of the Companies’ books and records;

(j) become subject to any material liabilities, except current liabilities incurred in the ordinary course of business or liabilities under Contracts entered into in the ordinary course of business;

(k) canceled without fair consideration any material debts or claims owing to or held by any of the Companies (except for discounts given to clients in the ordinary course of business consistent with past practice;

(l) any mortgage or pledge of any assets of any of the Companies, except for Permitted Encumbrances;

(m) any creation or assumption by any of the Companies of any Debt Obligation, except pursuant to Contracts disclosed on Schedule 3.17 (for which any Losses relating to the same shall remain the responsibility of the Sellers pursuant to Article VIII);

(n) declared or paid any dividends or other distributions;

(o) any guarantee by any of the Companies of any liability (whether directly, contingently or otherwise) for the obligations of any other Person; or

(p) any agreement or commitment to do any of the foregoing.

3.8. Taxes.

(a) Tax Returns. Each of the Companies has:

(i) duly and timely filed with the appropriate federal, state, local or other taxing authorities all Tax Returns required to be filed by or on behalf of such Company; and

(ii) duly and timely paid all Taxes due and payable by such Company to the applicable tax authority, whether or not reflected in the Tax Returns, and have not incurred any sanction, interest or surcharge in connection therewith that remains outstanding.

Any Tax Return or Taxes for which an extension to file or pay has been obtained will be deemed to be timely if filed and paid by the date provided by any such extension.

(b) Tax Records. Except as set forth on Schedule 3.8(b) (for which any Losses relating to the same shall remain the responsibility of the Sellers pursuant to Article VIII), each of the Companies maintains a complete, correct and up-to-date records, invoices, and other documents, including those relating to the tax correspondence with the relevant authorities, with respect to all the Taxes and tax periods beginning prior to the date of this Agreement, as required by the applicable Law.

(c) Liabilities. All Taxes of each of the Companies for all Tax periods ending on or prior to the Closing Date, (each such year or period or portion thereof ending on or before the Closing Date, a “Pre-Closing Period”), to the extent due and payable, have been paid, accrued on such Company’s balance sheet at December 31, 2007. None of the Companies has taken any action outside the ordinary course of business that would cause a deferral of Taxes beyond the Pre-Closing Period.

(d) Audits; Examinations. Except as disclosed on Schedule 3.8(d) (for which any Losses relating to the same shall remain the responsibility of the Sellers pursuant to Article VIII), none of the Companies or the Sellers have received notice of an audit, ruling request, request for information or other examination of Taxes with respect to any Company, and to Sellers’ Knowledge no audit, ruling request, request for information or other examination of Taxes is threatened with respect to any Company, which would affect the Tax liability of any of the Companies; and no such audit or examination has been conducted with respect to which there is any outstanding Tax liability;

(i) None of the Companies, the Sellers or an Affiliate has received any written notice of any proposed adjustments, deficiency or assessment with respect to Taxes relating to any of the Companies which as of the date hereof remain unpaid; and

(ii) None of the Companies, the Sellers or an Affiliate has received any written notice of an adjustment from a federal tax authority relating to any of the Companies which has not been reported or disclosed to state and local tax authorities if so required by Law; and

(iii) No taxing authority in which any of the Companies does not file a Tax Return has raised an issue or affected in writing it’s taxing jurisdiction over such Company; and

(iv) As of the Closing Date, no statute of limitations will have been waived or extended with respect to the payment or collection of Taxes of any of the Companies.

(e) Agreements. There are no tax sharing, allocation, indemnification or similar agreements in effect between any of the Companies and any other Person (except for customary agreements to indemnify lenders or security holders in respect of Taxes, which each such obligation is identified on Schedule 3.8(e)).

(f) Transfer Pricing. Each of the Companies has complied in all material respects with applicable Law relating to Taxes arising in connection with transfer pricing.

(g) Consolidated Returns. None of the Companies has been included in any “consolidated,” “unitary” or “combined” Tax Return provided for under any Law with respect to Taxes for which such Company may be liable for any taxable period for which the statute of limitations has not expired.

(h) U.S. Tax Exposure. None of the Companies has conducted any trade or business, directly or through a dependent agent, employee or branch office, in the United States, except for the acquisition of goods and/or services for use outside of the United States, or has received any, determinable, annual or periodic income from a U.S.-based entity or person for which proper U.S. withholding taxes or reports have not been filed.

3.9. Rights in Assets.

(a) Owned Real Property. None of the Companies owns, either directly or indirectly, any real property.

(b) Leases of Real Property. Subject to Section 3.17(c), as of the Closing Date, none of the Companies has any obligations under any Leases of real property.

(c) Owned or Leased Personal Property. As of the Closing Date, none of the Companies has any obligations with respect to any personal property other than Intellectual Property, except for obligations under Contracts set forth on Schedule 3.17(c) (for which any Losses relating to the same shall remain the responsibility of the Sellers pursuant to Article VIII).

3.10. No Pending Litigation. Except as set forth in Schedule 3.10 (for which any Losses relating to the same shall remain the responsibility of the Sellers pursuant to Article VIII), no Litigation is pending or, to Sellers’ Knowledge, threatened against or affecting any of the Companies or the property or assets of any of the Companies, and none of the Companies, the Shares, nor any of the property or assets of any of the Companies is subject to any order, judgment, writ, injunction or decree.

3.11. Compliance With Law; Permits.

(a) Compliance With Law. Each of the Companies is and has been at all times in compliance with all applicable Laws.

(b) Permits. Each of the Companies owns, holds or possesses all governmental licenses and permits (collectively, “Permits”) that are required under applicable Laws to entitle such Company to own or lease, operate and use its assets and to conduct its operations as currently conducted in accordance with past practices. All such Permits are valid and in full force and effect. Schedule 3.11(b) includes true and complete list of all Permits other than routine business and occupancy Permits.

3.12. Labor Matters. Each of the Companies is in compliance with all Laws applicable to it respecting employment and employment practices, terms and conditions of employment and wages and hours. Except as set forth on Schedule 3.12 (for which any Losses relating to the same shall remain the responsibility of the Sellers pursuant to Article VIII), there is no collective bargaining agreement that is binding on any of the Companies and, to Sellers’ Knowledge, there is no union organizing effort underway, pending or threatened, with respect to the employees of any of the Companies. Except as set forth on Schedule 3.12 (for which any Losses relating to the same shall remain the responsibility of the Sellers pursuant to Article VIII), within the last three (3) years, none of the Companies has experienced any union organizing efforts, strikes, picketing, boycott, slowdowns or work stoppages or other labor dispute, nor is any of the foregoing pending, or to Sellers’ Knowledge, threatened against it. None of the Companies has engaged in any unfair labor practices as provided under applicable Laws in any relevant jurisdiction and there is no unfair labor practice, employment discrimination, charge or complaint against any of the Companies pending or before any Governmental Body.

3.13. Intellectual Property Rights.

(a) For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

“Business Offerings” shall mean all services or products developed, marketed, sold, offered or supported by or on behalf of any of the Companies, or any Affiliate of any of the Companies relating to such Company’s business of Online Transactional Platforms and Payment Platforms at any time and any service or product relating to such Company’s business currently under development by any of the Companies or any Affiliate of any of the Companies relating to Online Transactional Platforms and Payment Platforms.

“Intellectual Property” shall mean, whether or not registered, databases, data collections, diagrams, know-how, logos, marks (including brand names, product names, logos, and slogans), proprietary information, protocols, schematics, specifications, trade secrets, domain names, URLs, websites, works of authorship and other forms of technology (not including software) (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

“Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (ii) trademark and trade name rights and similar rights; (iii) trade secret rights; (iv) other proprietary rights in Intellectual Property; and (v) rights in or relating to registrations, certificates, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses “(i)” through “(v)” above.

“Companies IP” shall mean all Intellectual Property or Intellectual Property Rights owned by any of the Companies (or owned by Affiliates of any of the Companies and which after the Closing will be the only Intellectual Property necessary for or appropriate for use of the Business Offerings of any of the Companies), including but not limited to the Intellectual Property or Intellectual Property Rights identified in Schedule 3.13.

(b) Schedule 3.13 accurately identifies and describes the following:

(i) Part (a) of Schedule 3.13 accurately identifies and describes: (A) all issued patents, registered copyrights, registered mask works and registered trademarks and domain names and all applications for any of the foregoing (collectively, “Registered IP”) relating to any Intellectual Property Rights and Intellectual Property used or useful in, embodied in, or relating to the Business Offerings of any of the Companies or in which any of the Companies or any Affiliate of any of the Companies have or purport to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise); (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (C) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; and (D) each product or service, whether currently in use or in the process of development, that embodies, utilizes or is based upon or derived from (or, with respect to products and services under development, that is expected to embody, utilize or be based upon or derived from) such item of Registered IP;

(ii) Part (b) of Schedule 3.13 accurately identifies and describes: (A) the corporate names of each of the Companies; (B) all fictitious and business names and trade names; and (C) all trademarks, trade dress, names, or logos relating to the Business Offering and not identified in Part (a) of Schedule 3.13;

(iii) Part (c) of Schedule 3.13 accurately identifies and describes all internet domain names or websites owned by each of the Companies and identifies which of those domain names or websites relate to the Business Offerings;

(iv) Part (d) of Schedule 3.13 accurately identifies and describes: (A) all Intellectual Property Rights or Intellectual Property licensed to any of the Companies or any Affiliate of any of the Companies relating to the Business Offerings; (B) the corresponding Contract or Contracts pursuant to which such Intellectual Property Rights or Intellectual Property is licensed to such Company; and (C) whether the license or licenses so granted to such Company are exclusive or nonexclusive;

(v) Part (e) of Schedule 3.13 accurately identifies and describes: (A) each Contract pursuant to which any Person has been granted any exclusive license under, or otherwise has received or acquired any exclusive right (whether or not currently exercisable) or interest in, any Companies IP; and (B) each other Contract pursuant to which any Person has been granted any other license under, or otherwise has received or acquired any other right (whether or not currently exercisable) or interest in, any Companies IP;

(vi) Part (f) of Schedule 3.13 accurately identifies and describes all trademarks of the Companies IP involved in any opposition or cancellation proceedings;

(vii) Part (g) of Schedule 3.13 accurately identifies and describes each filing, payment, and action that must be made or taken on or before the date that is 120 days after the date of this Agreement in order to maintain each such item of Registered IP in full force and effect;

(viii) Part (h) of Schedule 3.13 accurately identifies and describes (and the Buyer has received a complete and accurate copy of): (A) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by any of the Sellers or the Companies or any representative of any of the Sellers or the Companies regarding any actual, alleged or suspected infringement or misappropriation of any Companies IP and (B) provides a brief description of the current status of the matter referred to in such letter, communication or correspondence;

(ix) Part (i) of Schedule 3.13 accurately identifies and describes (and the Buyer has received a complete and accurate copy of): (A) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered to any of the Sellers or the Companies or any representative of any of the Sellers or the Companies regarding any actual, alleged or suspected infringement or misappropriation of any Intellectual Property or Intellectual Property Rights of another Person that relates to the business of any of the Companies and (B) provides a brief description of the current status of the matter referred to in such letter, communication or correspondence; and

(x) Part (j) of Schedule 3.13 accurately identifies and describes, to Sellers’ Knowledge, all current and former employees, consultants and contractors employed or engaged by each of the Sellers, each of the Companies and all Affiliates of any of the Sellers or the Companies, in each case only where such employee, consultant, or contractor participated to any extent in the creation, design or development of Companies IP.

(c) Each of the Companies have provided to Buyer a complete and accurate copy of each of the following types of Contracts entered into by such Company or any Affiliate of such Company: (i) employee agreements containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; and (ii) consulting or independent contractor agreements containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision. In addition, each of the Companies have provided to Buyer a complete and accurate copy of each of the following standard forms that are used in connection with the business of such Company: (A) customer terms and conditions; (B) development agreements; (C) distributor or reseller agreements; (D) maintenance or support agreements; and (E) confidentiality or nondisclosure agreements.

(d) Each of the Companies exclusively owns all right, title and interest to and in its Companies IP free and clear of any and all Encumbrances. Without limiting the generality of the foregoing:

(i) all documents and instruments necessary to perfect the rights of the Companies or any Affiliate of the Companies in the Companies IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body in compliance with all legal requirements;

(ii) each Person identified in Part (j) of Schedule 3.13, except as therein disclosed, has signed a valid and enforceable agreement containing an assignment, irrevocable on its face, of Intellectual Property Rights to the Companies IP and confidentiality provisions protecting the Companies IP;

(iii) no employee, consultants or contractors employed or engaged by any of the Sellers, the Companies, or Affiliates of any of the Sellers or the Companies has any claim, right (whether or not currently exercisable) or interest to or in any Companies IP;

(iv) no funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Companies IP;

(v) to Seller’s Knowledge, no employee, contractors or consultants employed or engaged by any of the Companies (or any of their predecessors) is: (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for such Company or Companies; or (B) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality as a result of his or her employment, duties, or activities with or for such Company or Companies (or any of their predecessors); and

(vi) each of the Sellers, the Companies and each Affiliate of the Sellers and the Companies has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by each of the Companies or any Affiliate of the Companies, or purported to be held by each the Companies or any Affiliate of the Companies, as a trade secret relating to the business of such Company.

(e) All Companies IP, except for pending applications, is valid, subsisting and enforceable. Without limiting the generality of the foregoing:

(i) none of the Companies own any patents or have filed patent applications in any jurisdiction;

(ii) no trademark or trade name relating to any Business Offering owned or used by, or subject to a current application of any of the Companies infringes the trademark or trade name of any other Person, and no event or circumstance has occurred or exists that has resulted in, or could reasonably be expected to result in, the abandonment of any registered trademark relating to the Business Offerings owned or used by or subject to a current application of any of the Companies;

(iii) each item of Companies IP that is Registered IP is and at all times has been in compliance with all laws, statutes, ordinances, rules, regulations, decrees, writs, jurisdictions, judgments, rulings, or orders or any Governmental Body, and all filings, payments and other actions required to be made or taken to maintain such item of Companies IP in full force and effort have been made by the applicable deadline;

(iv) no interference, opposition, reissue, reexamination or other proceeding of any nature is or has been pending or, to Seller’s Knowledge, threatened, in which the scope, validity or enforceability of any Companies IP is being, has been or could reasonably be expected to be contested or challenged.

(f) The Companies IP constitutes all of the Intellectual Property Rights necessary to: (i) develop, manufacture, market, distribute, sell, support and use the Business Offerings; and (ii) enable Buyer to conduct the Business Offerings of the Companies in the manner in which such business has been conducted or is currently being conducted by the Companies.

(g) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereby will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Companies IP; (ii) a breach of any Contract listed or required to be listed in Part (e) of Schedule 3.13; (iii) the release, disclosure or delivery of any Companies IP by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Companies IP.

(h) To Seller’s Knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Companies IP, except as set forth in Part (h) of Schedule 3.13.

(i) None of the Companies IP infringes or conflicts with, nor has any Companies IP ever infringed or conflicted with any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing:

(i) except as set forth in Part (i) of Schedule 3.13 (for which any Losses relating to the same shall remain the responsibility of the Sellers pursuant to Article VIII), no Business Offering has ever infringed, misappropriated or otherwise violated any Intellectual Property Right of any other Person;

(ii) no infringement, misappropriation or similar claim or proceeding relating to the business of each of the Companies is pending or has been threatened against any of the Companies or any Affiliate of any of the Companies or against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by any of the Companies with respect to such claim or proceeding;

(iii) none of the Sellers or the Companies have ever received any notice or other communication relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person that relates to the business of any of the Companies, except as identified in Part (i) of Schedule 3.13 (for which any Losses relating to the same shall remain the responsibility of the Sellers pursuant to Article VIII); and

(iv) no claim or proceeding involving any Intellectual Property or Intellectual Property Right licensed to any of the Companies relating to the business of such Company is pending or, to Seller’s Knowledge, has been threatened, except for any such claim or proceeding that, if adversely determined, would not adversely affect: (A) the use or exploitation of such Intellectual Property or Intellectual Property Right by such Company or Buyer; or (B) the development, distribution or sale of any Business Offering by such Company or the Buyer.

(j) Each of the Companies owns or controls or has valid contractual rights to use all of the assets, properties and rights of every type and description, real, personal and mixed, tangible and intangible, that are necessary for and used in the conduct of the Business Offerings of such Company. The present use and location of the assets and properties relating to each of the Companies conform with all applicable Laws. None of the Companies or the Sellers have received notice of any breach or violation of any such Laws with respect to these assets and properties of any of the Companies. All of these assets and properties of each of the Companies are in good operating condition and state of repair, subject only to ordinary wear and tear which is not such as to affect adversely the operations of such Company in the ordinary course.

(k) Each of the Companies owns all of the databases resulting or generated from the Business Offerings or necessary to conduct its Business Offerings as currently conducted. Such databases are exclusively owned by each of the Companies and none of the Companies has any contractual or legal obligation to transfer, share or give access to such databases to any third party other than certain obligations to Governmental Bodies under applicable Law; provided that at or prior to the Closing, the Companies will have spun off certain database entries comprised of users that have listed items on or registered through the website of the DeMotores business (which registration can be identified by the fact that such user had to select an option between “concesionario” or “particular”). Such spin-off of database entries has been conducted in accordance with the applicable Law of each jurisdiction having jurisdiction over such databases.

DR Argentina has timely and properly registered its databases with the Argentine Personal Data Protection Agency (“Dirección Nacional de Protección de Datos Personales”). DR Argentina fully complies with all of its obligations under Law No. 25,326 of Argentina, its regulatory Decree No. 1,558/2001, and regulations thereof, including those related to registration, transfer and sharing of the databases. DR Argentina provides sufficient guarantees in respect of the technical and organizational security measures regarding data protection. DR Argentina does not violate any relevant data protection provision of applicable Law when collecting, treating, processing, saving, etc. personal data. DR Argentina grants to any data owner the free right to request and obtain the access, update, and/or removal of the personal data contained in its databases. Schedule 3.13(k) sets forth the codes of the contents of, and the number of users contained in, each of the databases of the Companies.

3.14. Employees; Employee Related Agreements and Plans.

(a) List of Plans. Set forth on Schedule 3.14(a) is a true and complete list of all Employee Benefit Plans.

(b) Status of Plans. Each Employee Benefit Plan (including any related trust) has complied in form and has been maintained and operated in compliance with its terms and the requirements of all applicable Laws.

(c) Liabilities.

(i) No Employee Benefit Plan has been subject to the laws of the United States or any political subdivision thereof, or the laws of any other state, municipality or other local political entity located within or related to the United States.

(ii) There have been no actions, suits or claims pending or, to Sellers’ Knowledge, threatened against anyone related to or arising out of any Employee Benefit Plan (other than routine claims for benefits and appeals of denied routine claims), and no civil or criminal action is pending or, to Sellers’ Knowledge, threatened against the Sellers, any of the Companies or any Affiliate in connection with any Employee Benefit Plan. None of the Companies has received any written notice that any Employee Benefit Plan has been the subject of an audit, investigation or examination by any governmental or quasi-governmental agency or anyone else, and no filings have been made or are contemplated with respect to any Employee Benefit Plan. Each Employee Benefit Plan and related funding arrangement that is intended to qualify for tax-favored status under applicable Law has been reviewed and approved for such status by the appropriate governmental authority (or has been submitted for such review and approval within the applicable time period), and nothing has occurred and no condition exists that is likely to cause the loss or denial of such tax-favored status. No Employee Benefit Plan has any liabilities or obligations in any respect in excess of the current value of that Employee Benefit Plan’s assets, determined in accordance with the assumptions used for funding the Employee Benefit Plan pursuant to reasonable accounting standards in accordance with applicable Law. None of the Sellers, the Companies nor any of their respective Affiliates have incurred or reasonably expect to incur any liability if such Employee Benefit Plan (has been or) were terminated or found to be insolvent at any time on or before Closing, and none of the Sellers, the Companies nor any of their respective Affiliates have incurred or reasonably expect to incur any other liability or obligation with respect to any Employee Benefit Plan which has not otherwise been funded or satisfied with readily available assets or insurance set aside with respect to such Employee Benefit Plan. Except as required by Law, no condition exists that would prevent any of the Companies or any of their respective Affiliates from terminating or amending any Employee Benefit Plan at any time for any reason and without liability or obligation to such Company or any Affiliates.

(d) Contributions. Except as required by applicable Law and as disclosed on Schedule 3.14(d) (for which any Losses relating to the same shall remain the responsibility of the Sellers pursuant to Article VIII), none of the Companies has had any obligation to make contributions to any Employee Benefit Plan. Each of the Sellers, the Companies and all Affiliates have made all contributions due and owing with respect to such Employee Benefit Plan.

(e) Transactions. None of the Companies is subject to any Tax, penalty or liability in connection with any Employee Benefit Plan, except as any Tax or liability may exist in compliance with applicable Laws and in the ordinary course of the operation of each Company’s business consistent with past practice.

(f) Employees. As of the Closing Date, none of the Companies will have any employees other than those specifically requested by Buyer in its sole discretion, and approved by SALN, to remain employed by each such Company and set forth on Schedule 3.14(f). Schedule 3.14(f) also sets forth the annual base salaries of such employees and their job titles, date of hire and other compensation (including bonuses, accrued vacation, accrued sick pay, vehicle usage, severance or other perquisites) for calendar year 2008. None of the Companies have ever had any employees in the United States of America.

(g) Certain Employee Contracts and Plans. With respect to the Company Employees, none of the Companies is bound by:

(i) any Contract that entitles an employee to receive any salary continuation or severance payment (in excess of the Sellers’ or such Company’s standard severance policy) or to retain any specified position with such Company; or

(ii) any Contract or written plan that entitles a Company Employee to a stock purchase, stock option, an incentive bonus or other bonus payment, other than those set forth on Schedule 3.14(g); or

(iii) any Contract that requires such Company to make any payment to a Company Employee, or to cause the accelerated vesting of any benefits, as a result of the transactions contemplated by this Agreement, including any “change in control” provisions or agreements.

(h) Severance Obligations. None of the Companies is or shall be liable for any severance payment or other payment to a current or former employee of any such Company, except for liabilities arising after the date hereof to the employees listed on Schedule 3.14(h) (for which any Losses relating to the same shall remain the responsibility of the Sellers pursuant to Article VIII).

3.15. Environmental Matters. Except as disclosed pursuant to Section 5.1 (for which any Losses relating to the same shall remain the responsibility of the Sellers pursuant to Article VIII):

(a) Compliance. To Sellers’ Knowledge, each of the Companies has operated in compliance with all applicable Environmental Laws, except where the failure to so operate in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Claims. There are no pending or, to Sellers’ Knowledge threatened, actions, suits, claims, notices of liability or proceedings by or before any Governmental Body directed against any of the Companies or its leased real property that pertain to (i) any obligations or liabilities under any applicable Environmental Law; or (ii) violations of any Environmental Law by any of the Companies.

(c) Permits. None of the Companies has any environmental Permits.

(d) Notice. None of the Companies has received written notice that such Company is currently operating or required to be operating under any corrective action decree, order or agreement issued by or entered into with any Governmental Body and pertaining to or resulting from violations of Environmental Laws by such Company.

(e) Storage Tanks. None of the Companies owns or operates any underground or aboveground storage tank in material violation of any applicable Environmental Law.

(f) Hazardous Materials. To the Sellers’ Knowledge, no Person has treated, stored, disposed of, transported to, or Released any Hazardous Materials on or under any leased real property of any Company except in material compliance with Environmental Laws applicable to such property.

3.16. Bank Accounts; Powers of Attorney. Schedule 3.16 sets forth a true and complete (a) lists all bank, money market, savings and similar accounts and safe deposit boxes of each of the Companies, specifying the account numbers and the authorized signatories or persons having access to such accounts or safe deposit boxes, and (b) a list of all powers of attorney granted by each of the Companies that will remain in effect after the Closing.

3.17. Material Contracts.

(a) Listing. With respect to each of the Companies, Schedule 3.17 sets forth a true and complete list of all currently active Contracts of such Company in the following categories (collectively, the “Material Contracts”):

(i) each partnership, limited liability company or joint venture agreement;

(ii) each Contract (A) under which such Company has created, incurred, assumed or guaranteed Debt Obligations or (B) whereby such Company has an obligation to make an investment in or loan to any Person;

(iii) any Contract for capital expenditures or the acquisition or construction of fixed assets in excess of Seventy-Five Thousand Dollars (US$75,000);

(iv) any Contract that requires such Company to purchase all of its requirements for any goods or services exclusively from one or more parties;

(v) each Contract with a customer, other than acceptance of terms and conditions at the time of online registration, during fiscal years 2007 and 2008;

(vi) any Contract for the purchase or sale of inventory, goods, materials, supplies, merchandise, machinery, equipment, parts or other property, assets, or services requiring aggregate future payments in excess of Thirty-Five Thousand Dollars (US$35,000) (other than standard inventory purchase orders executed in the ordinary course of business);

(vii) any Contract granting any Person an Encumbrance on all or any part of the properties and assets of such Company;

(viii) any Contract relating to (A) the purchase, sale, lease or disposal of any equity interest or other securities of such Company or (B) the purchase, sale, lease or disposal of any properties or assets of such Company other than in the ordinary and usual course of business consistent with past custom and practice (including any Contract granting to any Person a first refusal, first offer or similar preferential right to purchase or acquire any of the properties or assets of such Company);

(ix) any Contract under which such Company is (A) a lessee or sublessee of any machinery, equipment, vehicle (including fleet equipment) or other tangible personal property, or (B) a lessor of any personal property, in either case having an original value in excess of Twenty Thousand Dollars (US$20,000);

(x) each Contract containing covenants restricting or limiting the freedom of such Company to engage in any line of business;

(xi) (A) each Contract for any sales agency or distributor agreements which limit the territorial rights of such Company with respect to specific products or product lines and (B) confidentiality agreements in respect of business combination or acquisition inquiries; and

(xii) any contracts, singularly or in the aggregate, the performance of which involves consideration of Thirty-Five Thousand Dollars (US$35,000) or more;

(xiii) any employment, consulting or severance Contract or arrangement with any employee, consultant, agent or representative with annual total compensation in excess of Thirty-Five Thousand Dollars (US$35,000);

(xiv) any Contract that provides any customer of such Company with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of such Company, the performance of which involves amounts in excess of Five Thousand Dollars (US$5,000);

(xv) each Contract between such Company and the Sellers or their respective Affiliates.

Each of the Companies has made available to Buyer a true and complete copy of each written Material Contract, including all amendments or other modifications thereto, and have delivered a written summary setting forth the material terms and conditions of each oral Material Contract.

(b) Status. Except as set forth on Schedule 3.17 (for which any Losses relating to the same shall remain the responsibility of the Sellers pursuant to Article VIII):

(i) each such Material Contract is (A) a valid and binding obligation of each Company that is a party to it, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other Laws of general application relating to or affecting creditors’ rights and to general equity principles and (B) a valid and binding obligation of each other party thereto;

(ii) (A) none of the Companies is in material breach thereof or material default under any such Material Contract (and no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default) and (B) to Sellers’ Knowledge, no other party to any such Contract is in material breach thereof or material default thereunder;

(iii) none of the other parties to any such Material Contract has given notice to the Sellers or any of the Companies that it intends to terminate or materially alter the provisions of such Material Contract.

(c) Assumption of Contractual Obligations. As of the Closing Date, the Sellers have assumed all of the obligations of all of the Companies under any Contract to which any of the Companies is a party, except for (i) those Contracts of any of the Companies expressly identified by Buyer in its sole discretion and related to the Business Offerings and set forth in Schedule 3.17(c)(i), and (ii) those Contracts that will require longer periods of time to be assumed and set forth in Schedule 3.17(c)(ii). Immediately after the Closing, none of the Companies or the Buyer shall be liable for any obligations other than those set forth in Schedule 3.17(c), which shall be reimbursed by Sellers in accordance with Section 6.8.

3.18. Brokers, Finders, Etc. None of the Companies is subject to any valid claim of liability or obligation to, any broker, finder, consultant or other intermediary of the Sellers, the Companies or their respective Affiliates in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection therewith.

3.19. Insurance.

(a) Policies. Schedule 3.19 sets forth a list of the policies of insurance currently maintained by each of the Companies as of the date of this Agreement with respect to the products, properties, assets and operations of each such Company (collectively, with respect to each Company, the “Company Policies”). Each of the Companies has in full force all insurance required by Law. With respect to each Company, all such Company Policies are in full force and effect. With respect to each Company, all premiums due on such Company Policies have been paid when due through the date of this Agreement, and no written notice of cancellation or termination or intent to cancel has been received by such Company with respect to any of such Company Policies. With respect to each Company, there exists no breach by the insured under any such Company Policies that gives the insurer the right thereunder to terminate such policy. Except as disclosed on Schedule 3.19, none of the Sellers, its respective Affiliates or any of the Companies has received any notice of cancellation or nonrenewal of or intent to cancel any of the Company Policies or of any increase of premiums for any of the Company Policies.

(b) Claims. There are no pending insurance claims (including with respect to insurance obtained but not currently maintained) for any of the Companies.

3.20. Affiliate Transactions. Except as set forth in Schedule 3.20, with respect to each of the Companies, no Affiliate of such Company: (i) has any direct or indirect interest in any real or personal property or right, whether tangible or intangible, which is used, intended for use or held for use by such Company; (ii) has any claim or cause of action against such Company; (iii) owes any money to such Company or is owed money from such Company; (iv) is a party to any Contract or other arrangement, written or oral, with such Company; or (v) provides services or resources to such Company or is dependent on services or resources provided by such Company.

3.21. Indebtedness. Immediately after giving effect to the Closing, (i) Buyer will not have any liability or obligation with respect to Indebtedness of any of the Companies except for such Indebtedness, if any, which shall have been disclosed to Buyer in Schedule 2.6(a) as part of the obligations and liabilities used in the Closing Date Working Capital calculation.

3.22. Transferred Assets. Schedule 3.22 sets forth, in separate parts in accordance with parts (i) and (ii) of this Section 3.22, all assets to which Intangible Assets LLC or one of the Sellers has title and that are being sold to the Buyer pursuant to the Asset Purchase Agreement, which assets (i) appear in the relevant Governmental Body registries where such assets have to be registered as belonging to such Seller or Intangible Assets LLC (as applicable), and (ii) do not appear in the relevant Governmental Body registries where such assets have to be registered as belonging to such Seller or Intangible Assets LLC (as applicable), pending further action on the part of the title holder. Prior to the Closing Date, one or more of the Sellers or Intangible Assets LLC will have acquired title to all of the assets set forth in Schedule 3.22 free and clear of all Encumbrances.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to the Sellers to enter into this Agreement and consummate the transactions contemplated hereby, Buyer represents and warrants to the Sellers, as follows:

4.1. Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of its state of incorporation and has all the corporate power and authority to own, operate or lease its properties, carry on its business as now conducted and enter into this Agreement and perform its obligations hereunder.

4.2. Authorization; Enforceability. This Agreement has been duly executed and delivered by and constitutes the legal, valid and binding obligation of Buyer, enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other Laws of general application relating to or affecting creditors’ rights and to general equity principles. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of Buyer.

4.3. No Violation of Laws; Consents. Neither the execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements, the consummation of the transactions contemplated hereby and thereby, nor the compliance with or fulfillment of the terms, conditions or provisions hereof by Buyer: (i) violates, conflicts with, or results in a breach of any provision of the Governing Documents of Buyer, or (ii) subject to the making of any filings required under any antitrust laws, Environmental Laws and Section 123 of Law 19,550 of Argentina, as amended, violate any Law to which Buyer is subject or by which any asset of Buyer may be bound or affected, or otherwise require consents, approvals, authorizations, registrations or filings by, or with, a Governmental Body the result of which or the failure to obtain which would have a material adverse effect on the financial condition, operation or business of the Buyer or on the ability of Buyer to fulfill its obligations under this Agreement.

4.4. No Pending Litigation or Proceedings. No Litigation is pending against Buyer, or to the Buyers’ Knowledge, threatened against or affecting Buyer in connection with any of the transactions contemplated by this Agreement. There is presently no outstanding judgment, decree or order of any Governmental Body against or affecting Buyer in connection with the transactions contemplated by this Agreement.

4.5. Brokers, Finders, Etc. Neither Buyer nor any of its Affiliates has employed, nor is any of them subject to any valid claim of liability or obligation to, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection therewith.

4.6. Investment. Buyer is purchasing the Shares for investment for its own account, and not with a view to, or for the offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities Laws and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act and any applicable state securities Laws or pursuant to an applicable exemption therefrom.

4.7. Excluded Businesses. Subject to Section 6.6, Buyer hereby acknowledges that the Companies shall have no rights in relation to the businesses identified as “ZonaJobs.com,” “DeMotores.com,” “ZonaCitas.com,” “NexoLocal.com” and “CazaPrecios.com.”

ARTICLE V

ACTIONS PRIOR TO CLOSING DATE

The Parties covenant and agree to take the following actions between the date hereof and the Closing Date:

5.1. Access to Information. The Sellers shall permit the senior officers and authorized representatives of Buyer (including independent public accountants and attorneys) to have reasonable access during normal business hours to such senior officers of each of the Companies and the business and financial records of each of the Companies (to the extent that they are not trade secrets or otherwise competitively sensitive), to the extent Buyer shall reasonably deem necessary or desirable in connection with the transactions contemplated hereby, and shall furnish to Buyer or its authorized representatives such additional information concerning each of the Companies as shall be reasonably requested.

5.2. Notifications. Each Party shall promptly notify the other Party of any action, suit, proceeding or investigation that shall be instituted or threatened against such Party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. Each Party shall promptly notify the other of any action, suit, proceeding or investigation that may be threatened or asserted in writing, brought or commenced against any of the Companies, the Sellers or Buyer, as the case may be, that would have been disclosed under Section 3.10 or Section 4.4, as the case may be, if such action, suit, proceeding or investigation had arisen prior to the date hereof.

5.3. Consents of Third Parties.

(a) Contracts. In the event that Buyer should assume any Contracts of the Companies in accordance with Section 3.17(c)(i), Buyer and Sellers shall use commercially reasonable efforts to secure, before the Closing Date, in form and substance reasonably satisfactory to the Parties, any consent, approval or waiver required to be obtained from any Person with respect to any Contract to which any of the Companies is a party and which the Parties have identified on Schedule 5.3(a) as those for which the failure to obtain such consent, approval or waiver would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. If such consent, approval or waiver, if any, cannot be obtained, the Sellers shall cooperate in any commercially reasonable arrangement designed to obtain for the Buyer the material benefits, privileges and obligations of the applicable Contract. Notwithstanding any other provision of this Section to the contrary, no Party shall have any obligation to offer or pay any consideration in order to obtain any such consent, approval or waiver. Immediately after the Closing, none of the Companies or the Buyer shall be liable for any obligations arising from the failure to obtain any consents, approvals or waivers, other than those set forth in Schedule 3.17(c).

(b) Permits. Buyer shall use commercially reasonable efforts to secure, in form and substance reasonably satisfactory to the Parties, those consents, approvals, waivers and new Permits, if applicable, required to be obtained from, and those filings required to be made with, any Governmental Body, including those identified on Schedule 5.3(b), which are those for which the Parties have agreed that the failure to obtain such consent, approval or waiver would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Sellers shall, and shall cause each of the Companies to, cooperate with Buyer as it may reasonably request in connection therewith. Buyer shall be required to pay any filing fees and other fees required to be paid in connection with any such consent, approval, waiver or filing, if applicable.

5.4. Operations Prior to Closing Date.

(a) Prohibitions. Except (x) as set forth on Schedule 5.4, (y) as otherwise contemplated by this Agreement or (z) with the prior written consent of Buyer, from and after the date of this Agreement until the Closing Date, the Sellers shall cause each of the Companies to:

(i) operate the business of such Company in the ordinary course in accordance with past practices and in compliance with all Laws, except where such conduct would constitute a breach of this Agreement or cause the Sellers to breach any representation, warranty or covenant contained in this Agreement;

(ii) not grant any bonus to any director or employee or implement any material increase in the rates of salaries or compensation of directors or Company Employees, except in accordance with any Contracts in effect on the date hereof or regularly scheduled periodic increases and bonuses, consistent with prior practices;

(iii) not institute any increase in any Employee Benefit Plan, including, but not limited to, any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan, except as may be required to comply with applicable Laws or Contracts in effect on the date hereof;

(iv) not amend the Governing Documents of such Company or enter into any merger, consolidation, restructuring, recapitalization, reorganization or share exchange agreement or adopt resolutions providing therefore;

(v) not sell, pledge, dispose of or encumber any assets of such Company, except for (A) sales of assets in the ordinary course of business and in a manner consistent with past practices, and (B) dispositions of obsolete or worthless assets;

(vi) (A) maintain its tangible assets and equipment in good operating condition, wear and tear due to ordinary usage excepted, (B) maintain its inventory of supplies, parts and other materials, and (C) keep books of account, records and files, in the case of each of (A)-(C) above in the ordinary course of business consistent with past practices;

(vii) maintain in full force and effect policies of insurance of the same type, character and coverage as the policies currently carried with respect to such Company and the properties and assets of such Company as of the date hereof;

(viii) stay current on all of its obligations under the Contracts and Leases;

(ix) not (A) issue, sell, split, combine, reclassify, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest in such Company; (B) repurchase, redeem or otherwise acquire any securities of such Company; or (C) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation or dissolution of such Company;

(x) not make any investment in, acquisition of, or capital contributions to, any Person;

(xi) not take any action to change accounting policies or procedures (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable) except as required by a change in GAAP;

(xii) not incur any Indebtedness or make any loan or advance to any other Person, other than routine advances to employees consistent with past practice (for the avoidance of doubt, incurring trade payables in the ordinary course of business is not prohibited by the foregoing limitation);

(xiii) not take or agree to take any action inconsistent with consummation of the Closing as contemplated by this Agreement;

(xiv) not enter into any Contract with any Affiliate of the Sellers except in the ordinary course of business consistent with past practice;

(xv) not pay, discharge or satisfy any claims or liabilities (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities in the ordinary course of business and consistent with past practices; and

(xvi) not declare or distribute any dividends or distributions of any kind.

(b) No Agreements. None of the Sellers or the Companies shall enter into any agreement to do any of the actions prohibited by Sections 5.4(a)(i) through 5.4(a)(xv).

(c) Contracts and Leases of the Company. Between the date of this Agreement and the Closing Date, the Sellers will deliver to Buyer copies of all Contracts that are entered into by each of the Companies between the date hereof and the Closing, which involve amounts in excess of US$1,000, in accordance with and subject to the terms of Section 5.4.

5.5. Negotiations. Until the Closing or until this Agreement is terminated, Buyer shall have the exclusive right to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Sellers agree that, unless this Agreement is terminated by its terms, the Sellers shall not (and the Sellers shall not cause or permit any Affiliate (including each of the Companies), agent or representative or any other Person acting on their behalf to), directly or indirectly, through any officer, director, shareholder, partner, member, manager, Affiliate, employee, agent, investment banker, attorney, accountant or other representative or otherwise (a) solicit, initiate, encourage or enter into any discussions or negotiations with (an “Acquisition Proposal”), or furnish or cause to be furnished any information concerning any of the Companies to, any Person (other than Buyer and its employees and agents or as necessary to perform this Agreement) relating to any liquidation, dissolution, recapitalization of, merger or consolidation with or into, or acquisition or purchase of all or any portion of the ownership interests of, or any material asset of, or all or substantially all of the assets, or any capital stock or other equity security of, the Sellers or any other similar transactions or business combination involving the Sellers, any of the Companies or the assets used or usable in the business of any of the Companies, or (b) participate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or enter into any agreement or understanding with any Person, or assist or participate in, facilitate or encourage any effort or attempt by any other Person to do or seek to do any of the foregoing. The Sellers shall (and shall cause its officers, directors, shareholders, partners, members, managers, Affiliates, employees, agents, investment bankers, attorneys, accountants or other representatives to) immediately cease and cause to be terminated all contacts, discussions and negotiations with third parties (other than Buyer and its Affiliates, agents and representatives) regarding any Acquisition Proposal. Each Seller shall promptly notify Buyer if any such Acquisition Proposal, or any inquiry or contact with any Person with respect thereto (including any Person with whom the Sellers and the Sellers’ representative, as applicable, has already had such discussions), is made and shall provide reasonable detail regarding the nature of such proposal, inquiry or contact and the Sellers’ response thereto.

5.6. Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement including, without limitation, the satisfaction of all closing conditions contained in Article VII, the Parties hereto shall use their best efforts to cause the Closing to occur as soon as practicable, and to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, including, without limitation, all corporate action, to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, and to cooperate with each other in connection with the foregoing.

5.7. Employees. Prior to the Closing, Sellers shall have taken all necessary action to ensure that none of the Companies has any employees except for those set forth in Schedule 3.14(f). In the event any Company Employees are transferred to be employed by the Sellers or their Affiliates, such new employers shall provide the same benefits as the Company for which such Company Employee was employed provided, and recognize the number of years that such Company Employee was employed by such Company.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1. Tax Matters.

(a) Liability for Taxes.

(i) Pursuant to Article VIII, the Sellers shall indemnify and hold harmless the Buyer from and against each of the following: (A) all Taxes assessed against any of the Companies attributable to a Pre-Closing Period or (B) any liability of any of the Companies for Taxes for any Pre-Closing Period; provided, however, that none of the Companies shall be liable for (x) any Taxes imposed on any of the Companies as a result of transactions occurring on the Closing Date that are properly allocable to the portion of the Closing Date after the Closing; (y) the negligence, delay or bad faith of Buyer or its Affiliates; or (z) Buyer’s late filing of any Tax Return or late payment of any Taxes. If any Taxes or liability contemplated in clause (A) and/or (B) above or any adjustment in any Tax Return, is assessed or determined against any of the Companies and is attributable to a Pre-Closing Period, which Taxes or liability can be set off with accumulated Tax losses so determined or assessed as of the Closing Date, neither Buyer nor the Companies shall be entitled to any compensation nor indemnification with respect to such Taxes, liability or adjustment, without regard to its assessment during a Post-Closing Period or its effect on a Post-Closing Period.

(ii) Pursuant to Article VIII, Buyer shall indemnify and hold harmless each of the Companies and the Sellers from and against all assessed Taxes applicable to the Buyer or the Companies relating to each of the following: (A) attributable to taxable years or periods beginning immediately after the Closing on the Closing Date, and including specifically, any assessed Taxes resulting from changes (other than corrections for omissions or erroneous accounting practices) implemented by Buyer or the Companies following the Closing relating to intercompany payments and transactions between any of the Companies, their respective Subsidiaries, and their respective officers and employees, (B) transactions occurring on the Closing Date that are properly allocable to the portion of the Closing Date after the Closing, and (C) resulting from Tax obligations, attributable to the negligence, delay or bad faith of Buyer or its Affiliates; or (D) resulting from or attributable to Buyer’s late filing of any Tax Return or late payment of any Taxes.

(iii) For purposes of Section 6.1(a)(i) and Section 6.1(a)(ii), whenever it is necessary to determine the liability for Taxes for a period beginning before the Closing Date but ending after the Closing Date, such liability shall be determined by assuming that the year in which the Closing Date falls consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit for the year of the Closing Date shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the relevant books were closed at the close of the Closing Date; provided, however, that (A) transactions occurring on the Closing Date that are properly allocable to the portion of the Closing Date after the Closing shall be allocated to the taxable year or period that is deemed to begin at the beginning of the day following the Closing Date, and (B) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two taxable years or periods on a daily basis and Taxes that are computed on a periodic basis, such as property Taxes, shall also be so apportioned on a daily basis. Notwithstanding the foregoing provisions of this paragraph (iii), if the transactions contemplated by this Agreement result in the reassessment of the value of any property owned by any of the Companies, or the Sellers or Affiliates for property Tax purposes, or the imposition of any property Taxes at a rate which is different than the rate that would have been imposed if such transactions had not occurred, then (x) the portion of such property Taxes for the portion of the year ending on and including the Closing Date shall be determined on a daily basis, using the assessed value and Tax rate that would have applied had such transactions not occurred, and (y) the portion of such property Taxes for the portion of such year beginning after the Closing Date shall be the total property Taxes for the year minus the amount described in clause (x) of this sentence. Sales and use Taxes (and their foreign equivalents, including value added taxes) shall be deemed to accrue in accordance with GAAP.

(iv) The Sellers, jointly and severally, on one hand, and Buyer on the other hand, as the case may be, shall provide reimbursement for any Tax paid by one Party which is the responsibility of the other Party in accordance with the terms of this Section 6.1(a). Within a reasonable time prior to the payment of any such Tax, the Party paying such Tax shall give written notice to the other Party of the Tax payable and the amount which is the liability of each Party, although failure to do so will not relieve the other Party of its liability hereunder. Subject to the delivery of prior written notice of the payment of any such Tax, the Party required to provide reimbursement hereunder shall pay such amount on the later to occur of (i) the date payment is made by the Party paying such Tax and (ii) five Business Days after receipt of such prior written notice.

(v) If, as a result of any action, suit, investigation, audit, claim, assessment or amended Tax Return, there is any change after the Closing Date in an item of income, gain, loss, deduction, credit or amount of Tax that results in an increase in Tax liability for which any of the Companies, or the Sellers or Affiliates would otherwise be liable pursuant to this Section 6.1(a), and such change results in a decrease in the Tax liability of Buyer for any taxable year or period beginning after the Closing Date, the Sellers shall be liable only for the net amount of such increase after taking into account such decrease in accordance with the provisions of this Section 6.1(a) (and, to the extent such increase in Tax liability is paid to a taxing authority by the Sellers or any Affiliate thereof, Buyer shall pay the Sellers an amount equal to such decrease).

(vi) Notwithstanding anything to the contrary in this Agreement, nothing in Section 3.8 shall cause any of the Companies, or the Sellers or Affiliates to be liable to Buyer for any amounts relating to any Taxes for which any of the Companies, or the Sellers or Affiliates is not expressly liable pursuant to this Section 6.1.

(b) Tax Returns.

(i) Each of the Companies, or the Sellers or Affiliates shall have the exclusive authority and obligation on behalf of each such Company, or the Sellers or Affiliates to prepare, execute and timely file, or cause to be prepared, executed and timely filed, all Tax Returns of each such Company that are due with respect to any taxable period ending prior to or ending on and including the Closing Date. Such authority shall include, but not be limited to, the determination of the manner in which any items of income, gain, deduction, loss or credit arising out of the income, properties and operations of each such Company shall be reported or disclosed in such Tax Returns.

(ii) Except as provided in Section 6.1(b)(i), Buyer shall have the exclusive authority and obligation to prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of each of the Companies. Any Tax Return prepared by Buyer with respect to a year in which the Closing Date falls shall be prepared by treating items on such Tax Return in a manner consistent with the prior practices and positions of the relevant Company unless such treatment is no longer permitted by applicable Law. With respect to any such Tax Return which includes a Closing Date for which any of the Sellers may be required to indemnify Buyer under Article VIII, Buyer shall provide the Sellers with draft copies of such Tax Returns and an opportunity to review and comment on such Tax Returns at least 15 days prior to the date for filing such Tax Returns. The Sellers shall not be obligated to provide any indemnification for Taxes with respect to any period including a Closing Date if Buyer fails to provide the Sellers with such opportunity to review and comment on a Tax Return prior to its filing. Buyer shall in good faith take into account such comments in its preparation of such Tax Returns.

(c) Tax Audits.

(i) Buyer shall promptly notify the Sellers in writing upon receipt by Buyer or any of the Companies of notice of any pending or threatened federal, state or local Tax audits, examinations, notices of deficiency or other adjustments, assessments or redeterminations (“Tax Matters”) relating to a Pre-Closing Period for which the Sellers may be liable to indemnify Buyer under Article VIII.

(ii) The Sellers shall have the sole right to control, contest, resolve and defend against any Tax Matters or initiate any claim for refund or amend any Tax Return relating to Taxes of any of the Companies for taxable periods ending on or before the Closing Date, in each case provided the Sellers are obligated to indemnify Buyer for such Taxes under Article VIII, and to employ counsel of its choice at its own expense; provided, however, that (A) the Sellers shall keep Buyer informed with respect to the commencement, status and nature of any such Tax Matter, (B) the Sellers shall not enter into any settlement of or otherwise compromise any such Tax Matter which adversely affects the Tax liability of Buyer or such Company or their respective Affiliates for a period after the Closing Date without the prior written consent of Buyer, and (C) the Sellers may decline to control any Tax Matters by providing Buyer with written notice of such decision.

(iii) Except as otherwise provided in Section 6.1(c)(ii), Buyer shall have the sole right to control any Tax Matters or initiate any claim for refund or amend any Tax Return relating to Taxes of any of the Companies for taxable periods ending on or after the Closing Date and to employ counsel of its choice at its own expense; provided, however, that (A) Buyer shall keep the Sellers informed with respect to the commencement, status and nature of any Tax Matter for which any of the

Companies or the Sellers may be liable pursuant to Article VIII, and (B) neither Buyer nor any of its Affiliates shall enter into any settlement of or otherwise compromise any Tax Matter for which any of the Companies or the Sellers is required to indemnify Buyer hereunder without the prior written consent of the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed.

(iv) In the event that Buyer fails to notify the Sellers with respect to a Tax Matter in accordance with the provisions of Section 6.1(c)(i), the Sellers shall not be obligated to indemnify Buyer under Article VIII of this Agreement with respect to such Tax Matter to the extent that such failure to notify the Sellers adversely affects the Sellers’ ability to adequately defend against such Tax Matter.

(d) Assistance and Cooperation. After the Closing Date, each of the Sellers and Buyer shall (and shall cause their respective Affiliates to):

(i) assist the other Party in preparing any Tax Returns which such other Party is responsible for preparing and filing in accordance with Section 6.1(b); provided, however, that the obligation of each of the Companies, or the Sellers or Affiliates shall only extend to the end of the relevant Closing Date and for two taxable years thereafter;

(ii) upon reasonable notice and without undue interruption to the business of such Party, provide access during normal business hours to the books and records of such Party relating to the Taxes of each of the Companies, or the Sellers or Affiliates prior to the Closing Date;

(iii) furnish the other Party with copies of all correspondence received from any taxing authority in connection with any Tax Matter or information request with respect to any taxable period for which the other Party may have a liability under this Section 6.1; and

(iv) each Party shall cause third parties to disclose information to the other Party in relation to any Tax Matter as would be reasonably necessary to carry out the purposes of this Section 6.1.

(e) Prior Tax Agreements. The Sellers shall terminate or cause to be terminated any and all Tax sharing agreements in effect on the Closing Date as between any of the Companies, on the one hand, and the Sellers or any other Company or any Affiliate thereof, on the other hand, for all Taxes imposed by any government or taxing authority, regardless of the period in which such Taxes are imposed, and there shall be no continuing obligation to make any payments under any such agreements after the Closing Date.

(f) Transfer Taxes. Each Party shall be responsible for its own federal, state, local, foreign and other transfer, sales, use or similar Taxes (“Transfer Taxes”) applicable to, imposed upon or arising out of the transfer of the Shares or any other transaction contemplated by this Agreement, if any. Notwithstanding the foregoing, Sellers shall be responsible for any capital gains taxes on the sale of the Shares that may arise out of the transactions contemplated under this Agreement.

(g) Survival. The obligations of the Parties under this Section 6.1 shall survive the Closing until the expiration of the relevant statutory period of limitations applicable to the underlying claims which are indemnifiable pursuant to this Section 6.1, but any claim made during the survival period thereof shall remain in full force and effect for such period as is necessary to fully and finally resolve such claim but with respect only to such claim.

6.2. Insurance. To the extent that after the Closing either Party requires any information from the other Party regarding claims data, payroll or other information in order to make filings with insurance carriers or self insurance regulators, the other Party will cooperate with the requesting Party in order to assist the requesting Party to locate and/or generate such information.

6.3. No Public Announcement. Neither Buyer, the Sellers nor their respective Affiliates shall, without the prior written approval of the other Party (which approval shall not be unreasonably withheld, conditioned or delayed), make any press release or other public announcement that concerns or discloses the terms of the transactions contemplated by this Agreement, except as and to the extent that, upon the advice of outside counsel, any such Person shall be so obligated by Law in any jurisdiction or by the rules or regulations of any securities exchange or automated quotation service. In the event a disclosure is required by Law, Buyer shall make commercially reasonable efforts to provide to Sellers a draft of any such disclosure prior to making a public announcement. The Parties may also agree on a joint public announcement to be issued after the date hereof and/or the Closing Date.

6.4. Expenses. Except as otherwise specifically provided in this Agreement, each Party will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all the agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel, investment bankers and independent public accountants.

6.5. Confidentiality. Sellers, on the one hand, and Buyer, on the other hand, shall and shall cause their respective affiliates, counsel, accountants and other authorized representatives to maintain the confidentiality of all information received from the other Party.

6.6. Restrictive Covenants.

(a) Sellers’ Acknowledgment. Each of the Sellers agrees and acknowledges that in order to assure Buyer that each of the Companies and the properties and assets of the Companies will retain their value, it is necessary that each of the Sellers undertakes not, and each of the Sellers shall cause its respective Affiliates not to undertake, to utilize its special knowledge of the Companies and its relationship with clients or customers to compete with any of the Companies or the Buyer or its Affiliates in the manner set forth in this Section 6.6.

(b) Non-Compete. In addition to the provisions relating to competition in the Non-Competition Agreement, each of the Sellers hereby agrees that from and after the Closing Date and continuing for five (5) years after the Closing Date, (the “Restricted Period”), it shall not, and it shall cause its Affiliates, directors, officers, managers, successors and assigns not to, directly or indirectly, as an employee, agent, consultant, director, equityholder, member, manager, partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in, be employed by or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any Person), or otherwise assist any Person that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages or proposes to engage in activities targeting or directed towards users, clients or markets anywhere in North America, Mexico, Central America, South America, the Caribbean, Spain and Portugal (the “Territory”) which activities are related to Online Transactional Platforms or Payments Platforms (collectively, the “Business”);

(i) the term “Online Transactional Platforms” shall mean online transactional marketplaces located on websites in which sellers and potential buyers transact for any kinds of goods and/or services, which goods and/or services are displayed in such website, and in which the sellers’ and potential buyers’ initial contact can only be made through such website (for purposes of initial contact, direct contact information of another user is not made available to users, in accordance with the terms of use of such website), such as eBay.com, MercadoLibre.com., DeRemate.com or DeReto.com (and any such domain name with country suffixes, such as .ar, .cl, .co and .mx). For the avoidance of doubt, Online Classified Advertisements (as such term is defined below) shall not be considered Online Transactional Platforms;

(ii) the term “Payments Platforms” shall mean websites or platforms enabling the sending, receipt, holding and/or transfer of money from one user to another user through an account that is funded by, among other things, through traditional payment methods and then used to transact with another user electronically, such as PayPal.com, DePagos.com or MercadoPago.com (and any such domain name with country suffixes, such as .ar, .cl, .co and .mx). Traditional payment methods such as online banking, online securities trading (such as Ameritrade.com and Etrade.com) and credit cards shall not be included in the definition of Payments Platforms;

(iii) the term “Online Classified Advertisements” shall mean listings of goods, products or services on Internet sites, which listings (1) serve the same purpose as the listings appearing in the classifieds section of printed newspapers, (2) include direct contact information of the seller via telephone, e-mail or any offline method, which contact information is readily and continuously available to any visitor without restriction or special action required from the visitor, or provide for a method to contact the seller so that the seller may then respond providing direct contact information, and (3) are on Internet sites the operator or administrator of which does not (x) play any role in consummating the transaction to which the listing relates, or (y) provide any information (other than contact information) to the seller regarding the potential buyer or interested party, or otherwise serve as middle-man between a potential buyer and seller (other than for the limited purposes expressly set forth in this paragraph), or (z) charge any fee or commission for such transaction (including, without limitation, any fees for completion of transactions and/or fees based on number of users contacting another user) other than a listing fee, which is a fee for placing the listing on the website and is chargeable before or at the time such listing appears. Examples of Online Classifieds Advertisements include Craigslist.com, Kijiji.com and the motor vehicle classified advertisements in DeMotores.com;

(iv) the Business shall not include price comparison websites operated in the manner that shopping.com and pricegrabber.com operate;

(v) all examples of existing websites appearing in this Section 6.6 refer to such websites as they operate as of the date hereof; and

(vi) in addition to the foregoing, during the Restricted Period each of the Sellers shall not, and it shall cause its Affiliates, directors, officers, successors and assigns not to, directly or indirectly, as an employee, agent, consultant, director, equityholder, member, manager, partner or in any other individual or representative capacity, use any brands, logotypes, names, a combination of traditional colors, pictures, mottos, slogans, symbols and any other identifying features (collectively, the “Identifiers”) of any of the Companies or their respective Affiliates, including, without limitation, those associated with the names “DeRemate,” “DeReto” and “DePagos” or use of any word, combination of words, letters, symbols, pictures, or combination of colors that may in any way be visually or phonetically similar to the Identifiers of the any of the Companies or their respective Affiliates, except for the use of the Identifiers associated with the name DeMotores as of June 30, 2008;

provided, however, that nothing contained herein shall be construed to prevent the Sellers from mere passive ownership of not more than five percent (5%) of the stock of any competing corporation listed on a securities exchange or traded in the over-the-counter market, provided, further, that notwithstanding anything to the contrary in this Section 6.6(b), in the case of Spain, Portugal, the United States of America and Canada, the Restricted Period shall continue for only two (2) years after the Closing Date, provided, further, that nothing contained in this Section 6.6(b) shall prevent the Sellers from engaging in a Permitted Activity as such activity has been expressly and strictly defined herein.

(c) Enforceability. Each Seller recognizes that the territorial, time and scope limitations set forth in this Section 6.6 are reasonable and are properly required for the protection of Buyer’s and each of the Companies’ legitimate interest in customer relationships, goodwill and trade secrets of each such Company. In the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, Buyer and each Seller agree, and each Seller submits, to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances. If such partial enforcement is not possible, the provision shall be deemed severed, and the remaining provisions of this Agreement shall remain in full force and effect.

(d) Remedies. The covenants contained in this Section 6.6 are covenants independent of any other provisions of this Agreement and the existence of any claim that any Party may allege against the other Party to this Agreement, whether based on this Agreement or otherwise, shall not prevent the enforcement of these covenants. The Sellers and Buyer agree that the remedies of the Parties at law for any breach or threat of breach of the provisions of this Section will be inadequate and that the Sellers or Buyer, as applicable, shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section and to enforce specifically the terms and provisions hereof without the necessity of posting a bond.

6.7. Further Assurances Post-Closing. Subject to the terms and conditions of this Agreement, after the Closing the Parties hereto shall use their best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, and shall use their best efforts to cooperate with each other in connection with the foregoing. Without limiting the generality of the foregoing, after the Closing the Sellers shall provide their support and/or cooperation to the Buyer, the Companies and their respective Affiliates in the preparation of (a) complete audited financial statements for the fiscal year ended December 31, 2007 and for the interim quarterly periods during the year 2008 and (b) any other information required to be prepared and disclosed to the United States Securities and Exchange Commission.

6.8. Assumption of Contractual Obligations. Any obligation under any Contract to which any of the Companies is a party, other than as set forth on Schedule 3.17(c)(i) shall be assumed by the Sellers on or prior to the Closing Date. If any such assumption of any such Contracts is not complete at and before the Closing, Sellers shall use their best efforts and take all necessary action to complete such assumption as soon as possible after the Closing and shall pay on demand each Company for any costs, expenses and/or any other financial imposition on such Company arising from any such Contract or liability related to any such Contract. In order to obtain reimbursement from the Sellers, a Company shall promptly reinvoice to the Sellers any amount so invoiced to such Company and the Sellers shall promptly pay on demand to such Company such invoiced amount. Sellers shall be liable for any Taxes in connection with such payments. In addition, Sellers shall pay to the Companies any payment obligations set forth on Schedule 3.14(g) to the extent such payment obligations exist subsequent to the Closing. It is the mutual understanding of the Parties that the transactions contemplated by this Agreement are being structured with financing from the Sellers expressed in the form of the Promissory Notes, and as such the Contracts Set-Off Right provided in Section 2.5(b) is a secondary remedy to the remedies provided in this Section 6.8. Notwithstanding anything to the contrary in this Agreement, the remedies in this Section 6.8 shall not be exclusive of any other remedies provided under this Agreement. This Section 6.8 shall survive indefinitely.

6.9. Rights of the Companies to Assets in Cuba. Each of the Sellers hereby agrees and acknowledges that the Sellers and/or the Companies may have rights in and to certain trademarks and domain names identified on Schedule 6.9 hereto, hereinafter collectively referred to as the “Cuban Assets”) that have been registered in Cuba by Aremate.com, Inc., a Delaware corporation (“Aremate”). Each of the Sellers hereby represents and warrants to Buyer that Aremate has been dissolved as of December 27, 2006 and that the Cuban Assets were not transferred to any other Person (other than to Affiliates of any of the Sellers). Each of the Sellers, on behalf of itself and each of its respective Affiliates, hereby (a) renounces to and abandons any rights or interests of any kind in and to any of the Cuban Assets, and (b) agrees not to, and shall not: (i) exploit in any way, whether for profit or otherwise, directly or indirectly, any of the rights or interests that it may have or have had in and to any of the Cuban Assets; (ii) assign, sell, lease, sublease, cede or otherwise transfer, directly or indirectly, any of the rights or interests that it may have or have had in and to any of the Cuban Assets; and (iii) use or engage in any activity related to any of the Cuban Assets. Notwithstanding anything to the contrary in this Agreement, this Section 6.9 shall survive the Closing forever.

6.10. Destruction of Duplicate Databases. Upon the request and instruction of Buyer, each of the Sellers shall: (i) destroy any elements of any of the Companies’ databases in the possession of any of the Sellers or any of their respective Affiliates, which elements are relevant to the businesses of the Companies and/or the Purchased Assets (as defined in the Asset Purchase Agreement), other than any exceptions for users that have listed items on or registered through the website of the DeMotores business (which registration can be identified by the fact that such user had to select an option between “concesionario” or “particular”) which will be spun off from the Companies at or prior to the Closing, and (ii) provide a certificate of an authorized officer certifying that such elements were destroyed. Each of the Sellers hereby agrees to, and shall, never sell, cede, assign, lease, or otherwise transfer, or in any way use or employ, directly or indirectly, any elements of any of the Companies’ databases which elements are relevant to the businesses of the Companies and/or the Purchased Assets (as defined in the Asset Purchase Agreement), other than any exceptions for users that have listed items on or registered through the website of the DeMotores business (which registration can be identified by the fact that such user had to select an option between “concesionario” or “particular”) which will be spun off from the Companies at or prior to the Closing. Schedule 6.10 sets forth the maximum number of users per country that have listed items on or registered through the website of the DeMotores business (which registration can be identified by the fact that such user had to select an option between “concesionario” or “particular”) which will be spun off from the Companies at or prior to the Closing and the database contents that are subject to the exceptions in this Section 6.10 shall not exceed the number of users set forth in Schedule 6.10. Buyer shall have the right to audit the numbers in Schedule 6.10 and adjust them if the results of such audit are different than the information appearing in Schedule 6.10.

ARTICLE VII

CONDITIONS TO CLOSING; TERMINATION

7.1. Conditions Precedent to Obligation of Buyer. The obligation of Buyer to proceed with the Closing under this Agreement is subject to the fulfillment prior to or at the Closing of the following conditions, any one or more of which may be waived to the extent permitted by Law, in whole or in part, by Buyer for purposes of consummating such transactions, but without prejudice to any other right or remedy which Buyer may have hereunder as a result of any misrepresentation by, or breach of any covenant or warranty of the Sellers contained in this Agreement, the Ancillary Agreements or any other certificate or instrument furnished by the Sellers hereunder:

(a) No Material Adverse Effect. Since the Financial Statements Date, there shall not have been a Material Adverse Effect.

(b) Bringdown of Representations and Warranties; Covenants. Each of the representations and warranties of the Sellers contained in this Agreement shall be true and correct in all respects on and as of the Closing Date, except to the extent that any representation and warranty relates to an earlier date, in which case such representation and warranty shall be true and complete in all respects as of such earlier date. The Sellers shall have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by it at or before the Closing.

(c) Orders. No statute, regulation or order of any Governmental Body shall be in effect that restrains or prohibits the transactions contemplated hereby.

(d) Consents. Buyer shall have received all necessary consents and other approvals of any applicable Governmental Body, if any, to proceed with the Share Transfer, as set forth on Schedule 5.3(a) and 5.3(b).

(e) No Indebtedness; No Encumbrances. Buyer will have received certificates signed by authorized officers of each of the Companies certifying that, immediately after giving effect to the Closing, (i) Buyer will not have any liability or obligation with respect to Indebtedness of such Company except for such Indebtedness, if any, which shall have been disclosed to Buyer in Schedule 2.6(a) to this Agreement as part of the obligations and liabilities used in the Closing Date Working Capital calculation, and (ii) the Shares and assets related to such Company will not be subject to any Encumbrances other than Permitted Encumbrances.

(f) Good Standing Certificates. Buyer shall have received certificates of all jurisdictions where each of the Companies is qualified to do business providing that such Company is in good standing, or its equivalent under any jurisdiction where the relevant Governmental Body does not issue certificates of “good standing”.

(g) No Proceedings. No suit, action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit the consummation of this Agreement, or to obtain damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated by this Agreement.

(h) Closing Documents. Buyer shall have received the documents referred to in Section 7.3. All agreements, certificates and other documents delivered by the Sellers to Buyer hereunder shall be in form and substance reasonably satisfactory to Buyer.

(i) Transferred Assets. Buyer shall have received evidence in the form of assignments or transfers of title, in the forms attached as Exhibit H hereto, that one or more of the Sellers have title to all of the assets set forth in Schedule 3.22 free and clear of all Encumbrances.

(j) Asset Purchase Agreement. Sellers shall have satisfied all conditions precedent to the obligations of the Buyer under the Asset Purchase Agreement.

(k) Transfer of Employees. Buyer shall have received a final copy of the master agreement with respect to the transfer of employees from the Companies to another Person (the “Master Agreement”), and the form of the transfer document that each such transferred employee will have signed before the Closing, in each case in substantially the forms attached hereto as Exhibit I.

7.2. Conditions Precedent to Obligation of the Sellers. The obligation of the Sellers to proceed with the Closing under this Agreement is subject to the fulfillment prior to or at Closing of the following conditions, any one or more of which may be waived to the extent permitted by Law, in whole or in part, by the Sellers but without prejudice to any other right or remedy which the Sellers may have hereunder as a result of any misrepresentation by, or breach of any covenant or warranty of Buyer contained in this Agreement, or any certificate or instrument furnished by it hereunder:

(a) Bringdown of Representations and Warranties; Covenants. Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects on and as of the Closing Date, except to the extent that any representation and warranty relates to an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date. Buyer shall have delivered the Purchase Price and performed in all material respects all of the covenants and complied in all material respects with all of the provisions required by this Agreement to be performed or complied with by it at or before the Closing.

(b) Orders. No statute, regulation or order of any Governmental Body shall be in effect that restrains or prohibits the transactions contemplated hereby.

(c) Closing Documents. the Sellers shall have received the documents referred to in Section 7.3(b). All agreements, certificates and other documents delivered by Buyer to the Sellers hereunder shall be in form and substance reasonably satisfactory to the Sellers.

(d) Asset Purchase Agreement. Buyer shall have satisfied all conditions precedent to the obligations of the Sellers under the Asset Purchase Agreement.

(e) Consents. Sellers shall have received all necessary consents and other approvals of any applicable Governmental Body, if any, to proceed with the Share Transfer, as set forth on Schedule 5.3(a) and 5.3(b).

7.3. Deliveries at the Closing.

(a) By the Sellers. The Sellers shall deliver or cause to be delivered to Buyer at the Closing:

(i) stock certificates representing the Shares, duly endorsed (if applicable) in negotiable form or accompanied by stock transfer powers, duly executed by the record holders of such shares, in blank;

(ii) certificates of the appropriate public officials to the effect that the Sellers and the Companies are validly existing corporations or limited liability companies in good standing (or equivalent status) in their jurisdictions of organization and in each jurisdiction in which they are qualified to do business, as of a date not more than ten Business Days prior to the Closing Date;

(iii) true and correct copies of (i) the Governing Documents of each of the Companies certified by the Secretary of each such Company, respectively, and (ii) the bylaws of each of the Companies as of the Closing Date, certified by the Secretary of each such Company;

(iv) certificate of (i) the Secretary of each of the Sellers setting forth all resolutions of the Boards of Directors or equivalent body of each of the Sellers and, if necessary, the stockholders, authorizing the execution and delivery of this Agreement and the performance by each of the Sellers of the transactions contemplated hereby and (ii) the Secretary of each of the Companies stating that the Governing Documents of each such Company delivered pursuant to Section 7.3(a)(iii) were in effect at the date of adoption of such resolutions, the date of execution of this Agreement and the Closing Date;

(v) a certificate issued by the Sellers, dated on the Closing Date, certifying to the fulfillment of the conditions set forth in paragraphs (a) and (b) of Section 7.1;

(vi) opinions of independent counsel, as Argentina, Chile, Colombia and Mexico counsel, to the Sellers, addressed to Buyer, in substantially the form of Exhibit E attached hereto;

(vii) an opinion of independent counsel, as Netherlands counsel to the Sellers organized in the Netherlands, addressed to Buyer, in substantially the form of Exhibit F attached hereto;

(viii) an opinion of Arnold & Porter, LLP, as New York counsel to the Sellers addressed to Buyer, in substantially the form of Exhibit G attached hereto;

(ix) the Non-Competition Agreements;

(x) the Transition Services Agreement;

(xi) the Asset Purchase Agreement;

(xii) certificates of incumbency of the signing officers acting on behalf of each of the Companies and the Sellers;

(xiii) the true, complete and then current minute books, stock ledgers and corporate seal of each of the Companies;

(xiv) resignations of the directors of each of the Companies effective at the Closing;

(xv) a letter from the Process Agent, in form and substance satisfactory to Buyer, accepting appointment as agent of the Sellers and Intangible Assets, LLC for service of Process pursuant to Section 9.3(c) of this Agreement, and pursuant to the Asset Purchase Agreement and the Transition Services Agreement; and

(xvi) all the documents required under local Law as indicated by Buyer’s local counsel and referenced in Exhibit B.

(b) By Buyer. Buyer shall deliver or cause to be delivered to the Sellers at the Closing:

(i) the Promissory Note;

(ii) certificates of the appropriate public officials to the effect that each of Buyer and the Guarantor is validly existing and in good standing in its state of incorporation, as of a date not more than ten Business Days prior to the Closing Date;

(iii) certificate of the Secretary of Buyer and the Guarantor (i) setting forth all resolutions of the Board of Directors or equivalent body of Buyer and the Guarantor and, if necessary, the Buyer’s stockholders, authorizing the execution and delivery of this Agreement and the performance by Buyer and the Guarantor, as applicable, of the transactions or obligations contemplated hereby;

(iv) a certificate, dated on the Closing Date, certifying to the fulfillment of the conditions set forth in paragraphs (a) and (b) of Section 7.2;

(v) the Asset Purchase Agreement;

(vi) the Closing Cash Consideration; and

(vii) certificates of incumbency of the signing officers acting on behalf of each of the Buyer and the Guarantor.

7.4. Termination.

(a) This Agreement may be terminated at any time prior to the Closing by:

(i) Mutual written consent of Buyer and the Sellers;

(ii) Either the Sellers or Buyer if a Governmental Body shall have issued a non-appealable final order, decree or ruling or taken any other non-appealable final action having the effect of permanently restraining, enjoining or otherwise prohibiting the Share Transfer;

(iii) By either the Sellers or Buyer, if the Closing shall not have occurred on or before 5:00 p.m. Eastern Time on September 30, 2008 (such date, as may be extended in accordance with this Section 7.4(a)(iii), the “End Date”) and the party seeking to terminate this Agreement pursuant to this Section 7.4(a)(iii) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Share Transfer on or before such date; provided, that, Sellers and Buyer shall not have extended the End Date by mutual written agreement and each of the Parties is proceeding in good faith to perform all obligations for Closing; further provided, however, that, that the right to terminate this Agreement under this Section 7.4(a)(iii) shall not be available to (i) the Sellers to the extent that any Seller’s failure to fulfill any material obligation under this Agreement has been both willful or grossly negligent and the cause of, or resulted in, the failure of the Closing to be consummated on or before the End Date, or (ii) the Buyer to the extent that the Buyer’s failure to fulfill any material obligation under this Agreement has been both willful or grossly negligent and the cause of, or resulted in, the failure of the Closing to be consummated on or before the End Date;

(iv) by the Sellers:

A. if Buyer shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (x) would result in a failure of a condition set forth in Section 7.2 and (y) cannot be cured by the End Date, provided that the Sellers shall have given Buyer written notice, delivered at least ten (10) days prior to such termination, stating the Sellers’ intention to terminate this Agreement pursuant to this Section 7.4(a)(iv) and the basis for such termination, provided, further that, the Sellers shall not have the right to terminate this Agreement pursuant to this Section 7.4(a)(iv) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder; or

B. if Buyer has failed to consummate the Share Transfer on or prior to the End Date and all of the conditions in Section 7.1 have been satisfied as of the time of termination (other than those that are satisfied by action taken at the Closing).

(v) by Buyer, if:

A. the Sellers shall have breached or failed to perform any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (x) would result in a failure of a condition set forth in Section 7.1 to be satisfied and (ii) cannot be cured by the End Date, provided that Buyer shall have given the Sellers written notice, delivered at least ten (10) days prior to such termination, stating Buyer’s intention to terminate this Agreement pursuant to this Section 7.4(a)(v) and the basis for such termination, provided, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 7.4(a)(v) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder; or

B. if the Sellers have failed to consummate the Share Transfer on or prior to the End Date and all of the conditions in Section 7.2 have been satisfied as of the time of the termination (other than those that are satisfied by action taken on the Closing).

(b) In the event of termination of this Agreement pursuant to clause (i), clause (ii) or clause (iii) of the preceding Section 7.4(a), neither Buyer nor the Sellers shall be liable to the other for any breach hereof. The failure of any condition under this Agreement that does not constitute a breach of a representation or warranty or a covenant of a Party shall not be deemed a breach of this Agreement giving rise to a claim for damages against that Party.

(c) If this Agreement is validly terminated pursuant to this Section 7.4, this Agreement will thereafter be null and void, and there will be no liability or obligation on the part of the Sellers or Buyer (or any Related Parties of either of them) except as provided in Section 7.4(b) (including, without limitation, that in the event of termination of this Agreement pursuant to Section 7.4(a)(iv) and/or Section 7.4(a)(v), the non-breaching Party shall be entitled to claim damages) and except that Section 6.3 and Section 6.4 shall survive any such termination.

ARTICLE VIII

INDEMNIFICATION

8.1. Survival of Representations, Warranties, Covenants and Agreements. Subject to the provisions of this Article VIII, the representations and warranties of the Sellers contained in Article III and of the Buyer in Article IV shall survive the Closing (and any investigation by the Parties with respect to such representations and warranties) but shall terminate and be of no further force or effect on the third (3rd) anniversary of the Closing Date and no claims shall be made by any Indemnified Party (as hereinafter defined) under this Article VIII thereafter. Notwithstanding the foregoing, (a) any such representation or warranty as to which a claim relating thereto is asserted in writing (which states with specificity the basis therefor) in accordance with Section 8.3 during such survival period shall, with respect only to such claim, continue in force and effect beyond such survival period pending full and final resolution of such claim, (b) the representations and warranties of the Sellers set forth in Section 3.1 (Organization and Authority), Section 3.2 (Authorization; Enforceability), Section 3.3 (Capitalization; Transfer) and Section 3.18 (Brokers, Finders, Etc.), and the Buyer in Section 4.1 (Organization), Section 4.2 (Authorization; Enforceability), Section 4.5 (Brokers, Finders, Etc.); shall survive the Closing forever, (c) the representations and warranties of the Sellers set forth in Section 3.8 (Taxes), Section 3.14 (Employees; Employee Related Agreements and Plans) and Section 3.15 (Environmental Matters) and the covenants of the Sellers and Buyer set forth in Section 6.1 (Tax Matters) shall survive until the expiration of the relevant statutory period of limitations applicable to the underlying claims (provided, however, that neither the Buyer nor any of the Companies may extend such period by giving any waiver or agreeing to any extension thereof without the express prior written consent of the Sellers), (d) each covenant and agreement in this Article VIII shall survive the Closing and shall remain in full force and effect with respect to any claim made with respect to any representation, warranty, covenant or agreement contained in this Agreement during the survival period thereof for such period as is necessary to fully and finally resolve any such claim but with respect only to such claim, and (e) the remaining covenants and agreements of the Parties contained in this Agreement shall survive the Closing to the extent provided in such covenant or agreement.

8.2. General Indemnification. If the Closing occurs, and subject to the provisions of Section 8.1:

(a) Indemnification by the Sellers. Each of the Sellers hereby agrees, jointly and severally, to indemnify and hold harmless (without duplication) the Buyer Indemnified Parties against any Losses described below that such Buyer Indemnified Parties shall actually incur, to the extent that such Losses (or written or formally notified claims, actions, suits or proceedings in respect thereof and any appeals therefrom (“Proceedings”)) are:

(i) Recoverable Losses which arise out of (1) any breach of any representation or warranty made by the Sellers in this Agreement (other than Section 3.8, for which the remedies are specified in Section 6.1) or (2) any of the items disclosed in any of the Schedules to this Agreement and/or the Asset Purchase Agreement (as applicable) so long as such losses described in this clause (2) arise from or relate to (x) the ownership or operation of any of the companies prior to the closing, or (y) any actions or omissions prior to the closing and related to such disclosed items.

(ii) Recoverable Losses which arise out of any failure to perform any covenant made herein by the Sellers (other than Section 6.1);

(iii) Recoverable Losses which arise out of any breach of any representation or warranty or failure to perform any covenant, in each case made by any party other than the Buyer in the Asset Purchase Agreement and/or the Transition Services Agreement;

(iv) Losses which arise out of any claim asserted on or after the date hereof by the Persons listed on Schedule 3.14(h).

(v) following the Closing, Losses which arise out of (1) any claim by a third party asserted against any Buyer Indemnified Party relating to the ownership or operation of any Company prior to the Closing Date (irrespective of whether such claim or potential liability was previously disclosed to the Buyer on the Schedules hereto or anywhere else) or (2) any items disclosed in any of the Schedules to this Agreement and/or the Asset Purchase Agreement so long as such Losses described in this clause (2) arise from or relate to (x) the ownership or operation of any of the Companies or the Acquired Assets (as applicable) prior to the Closing, or (y) any actions or omissions prior to the Closing and related to such disclosed item; or

(vi) Losses which arise out of the Sellers’ liability to Buyer for Taxes that are the obligation of the Sellers as provided in Section 6.1.

(b) Indemnification by Buyer. Buyer hereby agrees to indemnify and hold harmless the Seller Indemnified Parties against any Losses described below that such Seller Indemnified Parties shall actually incur, to the extent that such Losses (or Proceedings in respect thereof) are:

(i) Recoverable Losses which arise out of any breach of any representation or warranty made in this Agreement;

(ii) Recoverable Losses which arise out of any failure to perform any covenant made herein by Buyer (other than Section 6.1);

(iii) any claim by a third party asserted against any Seller Indemnified Party following the Closing based upon, arising out of or relating to the ownership or operation of the Companies on or accruing after the Closing Date, but only to the extent that the related Recoverable Losses do not arise out of, are not based upon or do not result from any acts, failures to act, circumstances, conditions or events (A) which derive from a breach of a representation or warranty of the Sellers hereunder or (B) for which a Buyer Indemnified Party is otherwise entitled to indemnification from the Sellers hereunder; or

(iv) Losses which arise out of Buyer’s liability to the Sellers for Taxes that are the obligation of Buyer or any of the Companies as provided in Section 6.1.

(c) Calculation of Losses. The amount of any Loss for which indemnification is provided under this Article VIII shall be net of any amounts recovered or recoverable by the Indemnified Party under insurance policies with respect to such Loss and shall be (a) increased to take account of any net Tax cost incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (b) reduced to take account of any net Tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such Loss.

(d) Survival of Certain Indemnity Covenants. The indemnification obligations of the Parties set forth in this Article VIII shall survive until the third anniversary of the Closing Date (or such other date as may be set forth in Section 8.1), but shall remain in full force and effect with respect to any claim(s) made pursuant to and in accordance with such Section or Sections, as applicable, within the aforesaid three-year period (or such other period provided herein) for such period as is necessary to fully and finally resolve such claim(s) but respect only to such claim(s), provided, however, that if any covenant or provision in this Agreement or if any provision of Section 8.2 provides for a longer survival period, then such longer survival period shall apply.

(e) Gross Negligence. In the event that a Party seeking indemnification has engaged in gross negligence or willful misconduct in connection with the claim for which it seeks indemnification, the other Party shall not be liable under this Article VIII for such claim.

8.3. Procedures.

(a) Notice of Claim. Promptly after receipt by a Buyer Indemnified Party or a Seller Indemnified Party, as the case may be (an “Indemnified Party”), of notice of a Loss or the commencement of any Proceeding with respect to which it believes it is entitled to be indemnified under Section 8.2, the Indemnified Party shall, if a claim (the “Indemnified Party Claim”) in respect thereto is to be made against the Sellers, on the one hand, or Buyer, on the other hand (in either case, the “Indemnifying Party”) under this Article, notify the Indemnifying Party in writing of the commencement thereof (the “Indemnified Party Claim Notice”), including a copy of any notice received, with reasonable promptness after such Indemnified Party has actual knowledge of any claim as to which an Indemnified Party Claim may be sought; provided, however, that the omission to notify the Indemnifying Party shall not relieve it from any liability that it may have to the Indemnified Party to the extent that the Indemnifying Party is not prejudiced by such omission.

(b) Settlement; Compromise. An Indemnifying Party will not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened Proceeding unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such Proceeding. An Indemnified Party will not, without the prior written consent of the Indemnifying Party, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened Proceeding.

(c) Retention of Counsel. If a Proceeding shall be brought against an Indemnified Party and it shall notify the Indemnifying Party thereof in accordance with subsection (a) of this Section 8.3, the Indemnifying Party shall be entitled to assume the legal defense thereof and shall notify the Indemnified Party in writing, within ten (10) Business Days of receipt of the Indemnified Party Claim Notice, of its intent to assume the control of the defense of any such third party claims, including, at its own expense, employment of counsel reasonably satisfactory to the Indemnified Party (the “Indemnifying Party Defense Notice”); The Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the payment of such counsel’s fees and expenses shall have been specifically agreed upon in writing by the Indemnifying Party, (ii) the Indemnifying Party shall have failed to assume the defense of such action or (iii) the named parties to any such Proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have been advised by such counsel that there is a conflict for counsel in representing both the Indemnifying Party and the Indemnified Party which cannot appropriately be waived. In any such case, the Indemnifying Party shall not, in connection with any one action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for the Indemnified Party. Except as aforesaid, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or such action, the Indemnifying Party shall not be liable to the Indemnified Party under this Section for any attorneys’ fees or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof.

(i) In the event that the Indemnifying Party shall fail to give the Indemnifying Party Defense Notice within a reasonable time, the Indemnifying Party shall be deemed to have elected not to conduct the defense of the subject third party claim, and in such event the Indemnified Party shall have the right to conduct such defense and to compromise and settle such claim without the consent of the indemnitor.

(d) Conducting the Defense. In the event that the Indemnifying Party does deliver an Indemnifying Party Defense Notice and thereby elects to conduct the defense of the third party claim, the Indemnifying Party shall have the right to conduct such defense and, except as provided below, to settle the claim without the prior consent of the Indemnified Party. The Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as the Indemnifying Party may reasonably request, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing; provided that in such cases the Indemnified Party shall have the right to compromise and settle the third party claim only with the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed; further provided that the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement without the prior written consent of the Indemnified Party, if (i) such judgment or settlement is not entirely indemnifiable by the Indemnifying Party pursuant to this Article VIII, (ii) such judgment or settlement does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect to such claim, (iii) such judgment or settlement would result in the finding or admission of any violation of Law, or (iv) as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnified Party or such judgment or settlement would interfere with or materially and adversely affect the business, operations or assets of the Indemnified Party.

(e) Restrictions on Assumption of Control. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume control of the defense or settlement of any third party claim and shall, subject to the Indemnifying Party being obligated to indemnify the Indemnified Party under this Article VIII, pay the fees and expenses of counsel retained by the Indemnified Party if (A) the claim for indemnification is with respect to a criminal proceeding, action, indictment, allegation or investigation, (B) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party, (C) the Indemnifying Party has failed or is failing to vigorously prosecute or defend such claim or (D) the claim seeks an injunction or other equitable relief against any Indemnified Party but not the Indemnifying Party.

(f) Defending Party. Notwithstanding who is controlling the defense or settlement of any third party claim (the “Defending Party”), and without regard to who might be ultimately responsible for the liability related thereto, the Defending Party shall diligently and vigorously defend such claim (subject to the Defending Party’s right to settle such Indemnified Party Claim in accordance with the terms of this Section 8.3.

(g) Resolution of Disputes. In the case of an alleged Loss between the Parties hereto which is disputed by the Indemnifying Party, the Parties shall attempt in good faith to resolve their differences for a period of sixty (60) days and, if the Parties are unable to resolve their differences within such period, the Indemnified Party or Indemnifying Parties may submit the matter to judicial proceedings (unless an alternate dispute resolution procedure is specified in this Agreement with respect to such dispute).

8.4. Guaranty. In addition to its obligations under the Promissory Notes, subject to the terms and conditions of this Agreement and each of the Ancillary Agreements, as applicable, the Guarantor hereby grants an unconditional, joint, several and irrevocable guaranty in favor of the Sellers, for the purpose of securing compliance of the payment obligations undertaken by the Buyer under Section 2.4, Section 2.5, Section 2.6, Section 2.7 and the obligations of the Buyer under Article VII hereof, which guaranty shall only survive from the date hereof until the maturity date of each Promissory Note, respectively, at which time it will be of no further force or effect.

ARTICLE IX

MISCELLANEOUS

9.1. Further Assurances. The Sellers shall, at any time and from time to time on and after the Closing Date, upon request by Buyer, take or cause to be taken such actions and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments, documents, transfers and conveyances as may be required for the conveying, transferring, assigning and delivering of the Shares to Buyer.

9.2. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (i) the second Business Day after the date of mailing, if delivered by registered or certified mail, postage prepaid; (ii) upon delivery, if sent by hand delivery; (iii) upon delivery, if sent by prepaid courier, with a record of receipt; or (iv) the next day after the date of dispatch, if sent by facsimile, telecopy or e-mail (with a copy simultaneously sent by registered or certified mail, postage prepaid, return receipt requested or by prepaid courier), to the Parties at the following addresses:

(i)	if to Buyer, to:

Hammer.com, LLC

c/o MercadoLibre, Inc.

Tronador 4890, 8th Floor

C1430DNN Buenos Aires, Argentina

Attention: Jacobo Cohen Imach

Fax: +1 305 393 8250

E-Mail: jcimach@mercadolibre.com

with a required copy to:

Hunton & Williams LLP

1111 Brickell Avenue, Suite 2500

Miami, Florida 33131

Attention: John F. Haley, Esq.

Fax: (305) 810-1604

E-Mail: jhaley@hunton.com

(ii)	if to the Sellers, to:

S.A. La Nación

Bouchard 557 6th floor

C1106ABG Buenos Aires, Argentina

Attention: Eduardo Lomanto

Fax: + 54 11 4319-4527

E-Mail: elomanto@lanacion.com.ar

Hispanoamerican Educational Investments B.V.

Prins Bernhardplein 200

1097 JB Amsterdam

The Netherlands

Attention: Jurjen Hardeveld

Fax: + 31 (0) 20 521 4827

E-Mail: jurjen.hardeveld@fortisintertrust.com

with a required copy to:

S.A. La Nación

Bouchard 557 6th floor

C1106ABG Buenos Aires, Argentina

Attention: Eduardo Lomanto

Fax: + 54 11 4319-4527

E-Mail: elomanto@lanacion.com.ar

Either Party may change the address to which notice to it, or copies thereof, shall be addressed by giving notice thereof to the other Party in conformity with the foregoing.

9.3. Assignment; Governing Law.

(a) Assignment. This Agreement and all the rights and powers granted hereby shall bind and inure to the benefit of the Parties and their respective permitted successors and assigns. This Agreement and the rights, interests and obligations hereunder may not be assigned by either Party without the written consent of the other Party; provided that Buyer may, at Closing, assign its rights under this Agreement to any Affiliate of Buyer or any purchaser of all or substantially all of the assets or capital stock of each of the Companies. Any attempted assignment in violation of this Section 9.3(a) shall be null and void.

(b) Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York without regard to its conflict of laws doctrines (other than Section 5-1401 of the General Obligations Law of the State of New York).

(c) Consent to Jurisdiction; Service of Process. Each of the Parties hereby irrevocably acknowledges and consents that any legal action or proceeding brought with respect to any of the obligations arising under or relating to this Agreement shall be brought in the courts of the State of New York, or if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, as the Party bringing such action or proceeding may elect, and each of the Parties hereby irrevocably submits to and accepts with regard to any such action or proceeding, for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each Party hereby further irrevocably waives any claim that any such courts lack jurisdiction over such Party and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby brought in any of the aforesaid courts, that any such court lacks jurisdiction over such Party. Each of the Sellers hereby irrevocably appoints CT Corporation System (the “Process Agent”) with an office at 111 8th Avenue #13, New York, NY 10011, United States, as its agent to receive and forward on behalf of the Sellers and their respective property service of copies of the summons and complaint and any other process which may be served in any action or proceeding relating to this Agreement. Such service may be made by mailing or delivering a copy of such process to the Sellers in care of the Process Agent at the Process Agent’s above address, and each of the Sellers hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, each of the Sellers also irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such Party, at its address for notices set forth in Section 9.2 of this Agreement, such service to become effective ten days after such mailing. Each Party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other documents contemplated hereby that service of process was in any way invalid or ineffective. Subject to Section 9.3(d) of this Agreement, the foregoing shall not limit the rights of either Party to serve process in any other manner permitted by law. The foregoing consents to jurisdiction shall not constitute general consents to service of process for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the Parties to this Agreement.

(d) Waivers. Each of the Parties hereby waives any right it may have under the laws of any jurisdiction to commence by publication any legal action or proceeding with respect to this Agreement. To the fullest extent permitted by applicable Law, each of the Parties hereby irrevocably waives the objection it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement in any of the courts referred to in Section 9.3(c) of this Agreement and hereby further irrevocably waives and agrees not to plead or claim that any such court is not a convenient forum for any such suit, action or proceeding.

(e) Enforcement. The Parties agree that any judgment obtained by either Party or its permitted successors or assigns in any action, suit or proceeding referred to above may, in the discretion of such Party (or its permitted successors or assigns), be enforced in any jurisdiction, to the extent permitted by applicable Law.

(f) Deemed Acceptance. Each Related Party of Buyer or the Sellers, as the case may be, seeking the benefit of Article VIII of this Agreement shall be deemed to have accepted and agreed to the provisions of this Section 9.3 as a condition to obtaining any benefits under Article VIII as if such Person was one of the Parties named herein.

9.4. Amendment and Waiver. To be effective, any amendment or waiver under this Agreement must be in writing and signed by the Party against whom enforcement of the same is sought. Neither the failure of either Party to exercise any right, power or remedy provided under this Agreement or to insist upon compliance by the other Party with its obligations hereunder, nor any custom or practice of the Parties at variance with the terms hereof shall constitute a waiver by such Party of its right to exercise any such right, power or remedy or to demand such compliance.

9.5. Entire Agreement; No Third Party Beneficiaries. This Agreement, and the Schedules and Exhibits set forth all of the promises, covenants, agreements, conditions and undertakings between the Parties with respect to the subject matter hereof, and supersede all prior or contemporaneous agreements and understandings, negotiations, inducements or conditions, express or implied, oral or written. This Agreement is not intended to confer upon any Person other than the Parties any rights or remedies hereunder, except the provisions of Article VIII to the extent they relate to Related Parties of the Sellers or Buyer.

9.6. Disclosure Schedules. Nothing in the Schedules hereto (the “Disclosure Schedules”) shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. No exceptions to any representations or warranties disclosed on one Schedule shall constitute an exception to any other representations or warranties made in this Agreement unless the exception is disclosed as provided herein on each such other applicable Schedule or cross-referenced in such other applicable section or unless the applicability of such exception to another Schedule is reasonably apparent on its face.

9.7. Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any rule of Law in any particular respect or under any particular circumstances, such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

9.8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be deemed one and the same instrument.

9.9. Interest. Any amount required to be paid hereunder which is not paid by the due date for payment of such amount as provided herein shall bear interest at the Reference Rate, inclusive of the due date and the actual date of payment.

9.10. Arm’s Length Negotiations. Each Party expressly represents and warrants to all other Parties hereto that (a) before executing this Agreement, said Party has fully informed itself of the terms, contents, conditions and effects of this Agreement, (b) said Party has relied solely and completely upon its own judgment in executing this Agreement, (c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement, (d) said Party has acted voluntarily and of its own free will in executing this Agreement, (e) said Party is not acting under duress, whether economic or physical, in executing this Agreement, and (f) this Agreement is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel.

9.11. Waiver of Jury Trial. EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES THE RIGHT ANY PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY DISPUTE BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY OTHER AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

HAMMER.COM, LLC

By: MercadoLibre, Inc., its sole member

By:	/s/ Marcos Galperín
Name:	Marcos Galperín
Title:	President

By:	/s/ Nicolás Szekasy
Name:	Nicolás Szekasy
Title:	C.F.O.

MERCADOLIBRE, INC., but solely with respect to Section 8.4

By:	/s/ Marcos Galperín
Name:	Marcos Galperín
Title:	President

By:	/s/ Nicolás Szekasy
Name:	Nicolás Szekasy
Title:	C.F.O.

SELLERS:

S.A. LA NACIÓN

By:	/s/ Marcelo Sajaroff
Name:	Marcelo Sajaroff
Title:	Attorney-in-fact

By:	/s/ Eduardo Lomanto
Name:	Eduardo Lomanto
Title:	Attorney-in-fact

HISPANOAMERICAN EDUCATIONAL INVESTMENTS BV

By:	/s/ Marcelo Sajaroff
Name:	Marcelo Sajaroff
Title:	Attorney-in-fact

By:	/s/ Eduardo Lomanto
Name:	Eduardo Lomanto
Title:	Attorney-in-fact

Agreed and Acknowledged:

DEREMATE.COM DE ARGENTINA S.A.

By:	/s/ Eduardo Lomanto
Name:	Eduardo Lomanto
Title:	President

DEREMATE.COM CHILE S.A.

By:	/s/ Miguel Leighton
Name:	Miguel Leighton
Title:	Legal Representative

INTERACTIVOS Y DIGITALES MÉXICO S.A. DE C.V.

By:	/s/ Marcelo Sajaroff
Name:	Marcelo Sajaroff
Title:	Attorney-in-fact

By:	/s/ Eduardo Lomanto
Name:	Eduardo Lomanto
Title:	Attorney-in-fact

COMPAÑÍA DE NEGOCIOS INTERACTIVA DE COLOMBIA E.U.

By:	/s/ Marcelo Sajaroff
Name:	Marcelo Sajaroff
Title:	Attorney-in-fact

By:	/s/ Eduardo Lomanto
Name:	Eduardo Lomanto
Title:	Attorney-in-fact